UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Atmos Energy Corporation

(Name of Registrant as Specified In Its Charter)

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December 21, 2012

Dear Atmos Energy Shareholder:

You are cordially invited to attend the annual meeting of shareholders on Wednesday, February 13, 2013, at 9:30 a.m. Central Standard Time. The meeting will be held in the Pavilion Ballroom at the Belo Mansion, 2101 Ross Avenue, Dallas, Texas 75201.

The matters to be acted upon at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, we will review the affairs and progress of the Company during the past year and discuss the results of operations for the first quarter of our 2013 fiscal year.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card, over the Internet, by telephone or on the proxy card, as promptly as possible. If you received only a Notice in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet or by telephone because it is more convenient and saves printing costs and postage fees, as well as natural resources.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Robert W. Best	Kim R. Cocklin
Executive Chairman of the Board	President and Chief Executive Officer

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Our Shareholders:

The annual meeting of the shareholders of Atmos Energy Corporation will be held in the Pavilion Ballroom at the Belo Mansion, 2101 Ross Avenue, Dallas, Texas 75201 on Wednesday, February 13, 2013, at 9:30 a.m. Central Standard Time for the following purposes:

1.	To elect 11 directors for one-year terms expiring in 2014;

2.	To maintain compliance with the requirements of Section 162(m) of the Internal Revenue Code (the “Code”), by acting upon a proposal to approve an amendment to our Annual Incentive Plan for Management (“Incentive Plan”) to provide for an increase in the maximum cash award from $1 million to $2 million that may be made to a covered participant under the Incentive Plan for any performance period;

3.	To ratify the Audit Committee’s appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for fiscal 2013;

4.	To act upon a proposal for a non-binding, advisory vote by the shareholders to approve the compensation of the named executive officers of the Company for fiscal 2012 (“Say on Pay”); and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of our common stock at the close of business on December 17, 2012, will be entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed. Your vote is very important to us. Regardless of the number of shares you own, please vote. All shareholders of record may vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and mailing it to us or (iv) by attending the annual meeting and voting in person. These various options for voting are described in the Notice or proxy card. For all shareholders who participate in our Retirement Savings Plan and Trust (“RSP”), your vote over the Internet, by telephone or on your proxy card will serve as voting instructions to the trustee of the RSP. If you have shares of our common stock issued to you under the RSP, only the trustee may vote your plan shares even if you attend the annual meeting in person.

All shareholders who hold your shares in “street name” in the name of a broker, bank or other nominee (“broker”) may submit your written votes through voting instruction forms provided by your brokers. If you hold your shares in street name, you may also generally vote your proxy over the Internet or by telephone, in accordance with voting instructions provided by your broker. Brokers do not have the discretion to vote the shares of customers or clients who fail to provide voting instructions on any of the proposals listed above, except the proposal to ratify the Audit Committee’s appointment of Ernst & Young to serve as the Company’s independent registered public accounting firm for fiscal 2013. Therefore, if you do not provide instructions to your broker to vote your shares, the broker may vote your shares only on that one proposal at our annual meeting. In addition, if you own your shares in street name and you intend to vote in person at the meeting, you must first obtain a legal proxy from your broker and bring it to the annual meeting.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as to conserve natural resources in producing and distributing these materials. If you wish to receive these materials electronically for next year’s annual meeting, please follow the instructions on the proxy card or on our website at www.atmosenergy.com under the “Investors” tab.

By Order of the Board of Directors,

Louis P. Gregory
Senior Vice President, General Counsel and Corporate Secretary

December 21, 2012

i

ii

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

PROXY STATEMENT

for the

2013 ANNUAL MEETING OF SHAREHOLDERS

to be Held on February 13, 2013

GENERAL MEETING MATTERS

Date, Time, Place and Purpose of Meeting

Our 2013 annual meeting of shareholders will be held on Wednesday, February 13, 2013, at 9:30 a.m. Central Standard Time in the Pavilion Ballroom at the Belo Mansion, 2101 Ross Avenue, Dallas, Texas 75201. The purpose of the 2013 annual meeting is set forth in the Notice of Annual Meeting of Shareholders to which this proxy statement is attached. Atmos Energy Corporation is referred to as “Atmos Energy,” the “Company,” “our,” “us” or “we” in this proxy statement.

Internet Availability of Proxy Materials

Under rules of the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily over the Internet, rather than mailing paper copies of the materials (including our Summary Annual Report and Annual Report on Form 10-K for fiscal 2012) to each shareholder. If you received only a Notice by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you on how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the mailing of the Notice to our shareholders will commence on or about December 21, 2012, and will be sent by electronic mail to our shareholders who have opted for such means of delivery on or about December 26, 2012.

Revocability and Voting of Proxies

Any shareholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone; (2) notifying our Corporate Secretary in writing before the meeting or (3) voting in person at the meeting. Any shareholder owning shares in street name who wishes to revoke voting instructions previously given to a broker should contact such broker for further instructions. An independent inspector of election will count the votes. Your vote will not be disclosed to us and will remain confidential except under special circumstances. For example, a copy of your proxy card will be sent to us if you add any written comments to the card. If you are a shareholder of record and give us your signed proxy, but do not specify how to vote on any particular proposal, we will vote your shares in favor of the nominees for the election of directors (see “Proposal One—Election of Directors,” beginning on page 13); in favor of the proposal to amend our Incentive Plan (see “Proposal Two—Approval of Amendment to the Annual Incentive Plan for Management,” beginning on page 58); in favor of the proposal to ratify the Audit Committee’s appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2013 (see “Proposal Three—Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 59) and in favor of the advisory proposal to approve executive compensation for fiscal 2012 (see “Proposal Four—Non-Binding, Advisory Vote on Approval of Executive Compensation,” beginning on page 61).

Solicitation of Proxies

The proxy accompanying this statement is solicited by the management of the Company at the direction of our Board of Directors. It is expected that these materials will be first sent to our shareholders on or about December 21, 2012. We expect to solicit proxies primarily by mail, but our directors, officers, employees and agents may also solicit proxies in person or by telephone or other electronic means. We will pay for all costs of preparing, assembling and distributing the proxies and accompanying materials for the annual meeting of shareholders, including the costs of reimbursing brokers for forwarding proxies and proxy materials to their principals. We will ask brokers to prepare and send a Notice to each of their customers or clients for whom they hold shares and forward copies of the proxy materials to such beneficial owners who request a paper copy. In addition, Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902 (“Morrow”) will assist us in the solicitation of proxies. We will pay approximately $7,500 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.

Common Stock Information; Record Date

As of December 17, 2012, our record date, there were 90,461,872 shares of our common stock, no par value, issued and outstanding, all of which are entitled to vote. These shares constitute the only class of our stock issued and outstanding. As stated in the Notice, only shareholders of record at the close of business on December 17, 2012, will be entitled to vote at the meeting. Each share is entitled to one vote.

Quorum Requirement

In accordance with Texas and Virginia law, our bylaws provide that if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the annual meeting, whether those shareholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below, will also be considered present for purposes of determining whether a quorum exists.

Broker Non-Votes and Vote Required

If a broker holds your shares and you have previously elected to receive a paper copy of your proxy materials, a paper copy of this proxy statement and other proxy materials have been sent to your broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at shareholder meetings are considered “routine” or “non-routine.” If a proposal is routine, a broker holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Broker non-votes have no effect on the vote on such a proposal because they are not considered present and entitled to vote. Proposals One, Two and Four are considered non-routine proposals. Therefore, brokers may vote on these proposals only if voting instructions are provided by the owner of the shares. Only Proposal Three, the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2013, is considered a routine proposal under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on this proposal, even if no voting instructions are provided by the owner of the shares.

Generally, in accordance with Texas and Virginia law, under our bylaws, the number of votes required for the approval of a proposal is a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as an “against” vote but, as discussed above, broker non-votes will have no effect on the vote for these proposals. If any other proposals are properly presented to the shareholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. The proxy gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the shareholders at the meeting. The persons named as proxies on the proxy card are Robert W. Best, Director and Executive Chairman, Charles K. Vaughan, Director and Lead Director and Nancy K. Quinn, Director and Chair of the Audit Committee.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Corporate Governance

In accordance with, and pursuant to, the corporate governance-related listing standards of the NYSE, the Board has adopted and periodically updated our Corporate Governance Guidelines (“Guidelines”), which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Board has also adopted and periodically updated the Code of Conduct for our directors, officers and employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to (i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets and (vi) compliance with rules and regulations. We have provided to our directors, officers and other employees a toll-free compliance hotline and a website by which they may report on an anonymous basis any observation of unethical behavior or any suspected violations of our Code of Conduct. In addition, the Board has adopted and periodically updated the charters for its Audit Committee, Human Resources Committee (“HR Committee”) and Nominating and Corporate Governance Committee. All of the foregoing documents are posted on the Corporate Governance page under the Investors tab of our website at www.atmosenergy.com.

Independence of Directors

The Board is comprised of a majority of independent directors in accordance with NYSE corporate governance-related listing standards. In accordance with rules of the SEC and the NYSE, as well as our Guidelines, to be considered independent, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. To assist it in making its determination of the independence of each of its members, the Board has adopted its Categorical Standards of Director Independence (“Standards”). The Standards specify the criteria by which the independence of our directors will be determined and the types of relationships the Board has determined to be categorically immaterial, including relationships of directors and their immediate families with respect to past employment or affiliation with the Company, our management or our independent registered public accounting firm. For purposes of the Standards, the Board has adopted the definition of an “immediate family member” as set forth by the NYSE, which includes a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than any domestic employee) who shares such director’s home. The Standards and our Guidelines are posted on the Corporate Governance page of our website.

Based on its review of the Standards, as well as applicable SEC and NYSE rules, and taking into consideration all business relationships between the Company and each non-employee director and non-employee director nominee, the Board has concluded that none of such relationships are material, other than the relationship with Mr. Springer described below. Accordingly, the Board has affirmatively determined that Ms. Quinn, Dr. Meredith and Messrs. Douglas, Esquivel, Gordon, Grable, Sampson, Vaughan and Ware, are independent members of the Board. In addition, the Board has affirmatively determined that each member of the Audit Committee, HR Committee and Nominating and Corporate Governance Committee are independent under the Standards, as well as applicable SEC and NYSE rules.

In recommending to the Board that each non-employee director and non-employee nominee be found independent, other than Mr. Springer, the Nominating and Corporate Governance Committee reviewed and considered the following transactions, relationships or arrangements during the past three fiscal years, as discussed below. All matters described below fall within the Standards, including the monetary thresholds set forth in such Standards. Such matters are more fully discussed below under “Related Person Transactions.”

•	Mr. Ware is president of Amarillo National Bank in Amarillo, Texas, which provides a $25 million short-term line of credit to the Company and serves as a depository bank for us; and

•

Several of our other directors either are natural gas customers or are affiliated with businesses that are natural gas customers of the Company in the ordinary course of business, including Mr. Esquivel, who is affiliated with UT Southwestern Medical Center, as discussed more fully below under “Related Person Transactions.”

Because Mr. Springer’s son-in-law is a partner with the firm of Ernst & Young, our independent registered public accounting firm, the Board has determined that Mr. Springer may not be considered independent from the Company under the Standards. However, Mr. Springer’s son-in-law is not involved in our audit and is not considered a “covered person” with respect to us, as defined under the SEC’s independence-related rules and regulations for auditors. Thus, this relationship has no effect on Ernst & Young’s independence as our independent registered public accounting firm. Further, Mr. Springer does not serve on our Audit Committee, HR Committee or Nominating and Corporate Governance Committee.

Related Person Transactions

In accordance with applicable SEC rules and in recognition that transactions into which we enter with related persons may present potential or actual conflicts of interest, our Board has adopted and periodically reviews written guidelines with respect to related person transactions. For purposes of these guidelines, a reportable “related person transaction” is a transaction between the Company and any “related person” (i) involving more than $120,000 when aggregated with all similar transactions during any fiscal year and (ii) where such “related person” has or will have a direct or indirect material interest in such transaction (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “related person” is any (a) person who is or was (since the beginning of the last fiscal year) an executive officer, director or nominee for election as a director of the Company; (b) person who beneficially owns more than five percent of the Company’s common stock or (c) immediate family member of any of the foregoing. An immediate family member includes a person’s spouse, parents, children, siblings, in-laws and anyone residing in such person’s home (other than any domestic employee).

Under the guidelines, all executive officers, directors and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members, which could reasonably be expected to give rise to a related person transaction. Executive officers, directors and director nominees are required to advise the Corporate Secretary of the Company promptly of any change in the information provided and are asked periodically to review and reaffirm this information.

The Nominating and Corporate Governance Committee reviews the material facts of all related person transactions and either approves or disapproves of the entry into any such transaction. However, if advance committee approval of a related person transaction is not feasible, then it shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

No director is allowed to participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director shall provide all material information concerning the transaction to the committee. If a related person transaction will be ongoing, the committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the committee, on at least an annual basis, shall review and assess ongoing relationships with the related person to see that they remain in compliance with the committee’s related person transaction guidelines and that the related person transaction remains appropriate. In addition, the committee will periodically review the related person guidelines to determine if changes or modifications may be appropriate.

The committee also makes a recommendation to the Board as to whether the committee determines that an identified transaction is required to be reported as a related person transaction under SEC rules. Under SEC rules, certain transactions are deemed not to involve a material interest and thus, not reportable (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In determining materiality for this purpose, information is considered material if, in light of all the facts and circumstances of the transaction, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy, sell or vote shares of Company common stock. The types of transactions specified below, which are pre-approved by the committee, are presumed not to involve a material interest.

•

Transactions in the ordinary course of business with an entity for which a related person serves as an executive officer, provided (i) the affected director or executive officer does not participate in the decision on the part of the Company to enter into such transactions and (ii) the amount involved in any related category of transactions during any particular fiscal year is the lesser of (a) $1 million or (b) an amount which is less than one percent of the entity’s gross revenue for the most recently completed fiscal year for which data is publicly available;

•

Charitable gifts made in the ordinary course of business to a foundation, university or other nonprofit organization, provided (i) the affected director or executive officer does not participate in the decision on the part of the Company to make such gifts and (ii) the amount of gifts during any particular fiscal year is the lesser of (a) $120,000 or (b) an amount which is less than one percent of the nonprofit entity’s gross revenue for the most recently completed fiscal year for which data is publicly available;

•

Employment by the Company of a family member of an executive officer, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation, or compensation of the family member; and

•

Payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees (including contributions under the Company’s educational matching gift programs and payments to providers under the Company’s health care plans).

The committee has reviewed the Company’s ordinary course of business transactions during fiscal 2012 with companies for which related persons serve as executive officers and all other related person transactions, including the following transactions, which represent the only significant transactions of this type during fiscal 2012:

•

As noted above, in the discussion on the independence of our directors, Mr. Ware is president of Amarillo National Bank in Amarillo, Texas, which provides a $25 million short-term line of credit to the Company and serves as a depository bank for us. During fiscal 2012, we paid a total of $230,032 to Amarillo National Bank for these services, which amount is reasonable and customary for these types of services and are substantially on the same terms as comparable third-party transactions. The committee has received written confirmation that such amount represents less than one percent of the gross revenues of the bank for the applicable period.

•

Mr. Esquivel is Vice President for Community and Corporate Relations for UT Southwestern Medical Center in Dallas, Texas. For the 2012 fiscal year, the Company received total revenues from UT Southwestern Medical Center (“UT Southwestern”) in the amount of $4,821,064. A total of $4,167,674 in revenues was received from UT Southwestern for natural gas purchased from the Company’s marketing and trading affiliate, Atmos Energy Marketing, LLC (“AEM”), with the remainder of $653,390 in revenues being received for natural gas distribution and transportation services provided to UT Southwestern. All such services provided to UT Southwestern, including the sales of natural gas by AEM, were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties. The committee has received written confirmation that the total amount of revenues received from UT Southwestern during fiscal 2012 represents less than one percent of the gross revenues of UT Southwestern for that period.

Accordingly, because the above-described transactions with Amarillo National Bank and UT Southwestern fall within the types of transactions that have been pre-approved by the committee, such transactions are presumed not to involve a material interest. In addition, the Company is not aware of any related person transactions required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review or where such policies and procedures were not followed.

Board Leadership Structure

The Company’s bylaws and Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the Chief Executive Officer (“CEO”). This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors. Until October 1, 2010, the Board had historically determined that the offices of the Chairman of the Board and the CEO should be combined, primarily to provide unified leadership and direction for the Company. However, Mr. Best was appointed by the Board as Executive Chairman effective October 1, 2010, while Mr. Cocklin was appointed as President and CEO also effective October 1, 2010. Considering the skills and experience of Messrs. Best and Cocklin, the need to provide an orderly leadership transition from Mr. Best to Mr. Cocklin, and the completion of the execution of the Company’s succession planning process, the Board determined that the Board and Company’s leadership structure that is most appropriate is to have an Executive Chairman separate from its CEO. The current leadership structure is based on the experienced leadership provided by a full-time Executive Chairman (currently Mr. Best) and a full-time CEO (currently Mr. Cocklin), with both positions being subject to oversight and review by the Company’s independent directors. The Board recognizes that if the circumstances change in the future, other leadership structures might also be appropriate and it has the discretion to revisit this determination of the Company’s leadership structure. A combined Chairman and CEO Board leadership structure has previously worked well for the Company and its shareholders and may do so in the future.

The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on our Audit Committee, HR Committee and Nominating and Corporate Governance Committee of the Board and all standing Board committees are chaired by independent directors. Additionally, independent directors regularly hold executive sessions of the Board outside the presence of the Executive Chairman, the President and CEO or any other Company employee and they generally meet in a private session with the Executive Chairman and the President and CEO at every regularly scheduled Board meeting.

Each year, the independent directors of the Board select an independent director to serve as a Lead Director (the “Lead Director”). The Lead Director performs the following duties: (i) convenes and chairs meetings of the non-management directors in executive sessions as may be necessary; (ii) coordinates and develops the agenda for executive sessions of the non-management directors; (iii) coordinates feedback to the Executive Chairman and the President and CEO on behalf of the non-management directors regarding business, management or other issues; (iv) collaborates with the Executive Chairman and the President and CEO in developing the agenda for meetings of the Board; (v) consults with the Executive Chairman and the President and CEO on related information that is sent to the Board; (vi) discusses the results of the performance evaluation of both the Executive Chairman and the President and CEO with the chair of the HR Committee; (vii) reports to the Executive Chairman and President and CEO the results of their respective performance evaluations and (viii) identifies and develops with the Executive Chairman and the President and CEO along with the chair of the Nominating and Corporate Governance Committee, the Board’s compositional needs and criteria for the selection of candidates to serve as directors. In performing the duties described above, the Lead Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation. The Lead Director also performs such other duties as may be assigned to the Lead Director by the Board of Directors, the independent directors, the Executive Chairman or the President and CEO.

Risk Oversight Process

Our Board of Directors has the primary responsibility for risk oversight of the Company as a whole. However, the Board has delegated primary risk oversight responsibility to the Audit Committee. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with all legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility for the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of key business risks on a company-wide basis. KPMG LLP (“KPMG”), which serves as the Company’s internal auditor, presents a report to the Audit Committee at its regularly-scheduled quarterly meetings on its internal audit activities. The report includes the audit activities performed the previous quarter, which address the key business risks identified by the Audit Committee, including evaluations and assessments of internal controls and procedures.

In addition, at each quarterly Audit Committee meeting, the Audit Committee reviews with management the steps taken by management to ensure compliance with established risk management policies and procedures relating to AEM. Compliance with these risk management policies and procedures is monitored on a monthly basis by the AEM Risk Management Committee, which is comprised of officers of the Company and AEM along with other key employees. Such risk management policies and procedures address credit risk, liquidity risk, operational risk and legal/contract/regulatory risks. If appropriate, the Chair of the Audit Committee then reports to the Board on any significant deviations from the risk management policies and procedures.

The Board has also charged the HR Committee with ensuring that our executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to our business and do not encourage or reward excessive risk-taking by our executives. See the discussion in “Compensation Risk Assessment,” beginning on page 11 for more information on the specific processes used by the HR Committee to assess the risk profile of our compensation programs. The Nominating and Corporate Governance Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning and other matters. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. In addition, we believe that the current leadership structure of the Board supports effective oversight of the Company’s risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board as led by the Executive Chairman, the President and CEO and the Lead Director.

Lead Director and Communications with Directors

In accordance with the corporate governance-related listing standards of the NYSE, the independent directors of the Board have designated Mr. Vaughan as the Lead Director at all meetings of non-management directors, which meetings will continue to be held by the Board on a regular basis. In addition, all independent members of the Board meet as a group at least once annually. Shareholders and other interested parties may communicate with the Lead Director, individual non-management directors, or the non-management directors as a group, by writing to Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas, 75265-0205 or by electronic mail at boardofdirectors@atmosenergy.com. Our Senior Vice President, General Counsel and Corporate Secretary, Louis P. Gregory, receives all such communications initially and forwards the communications to Mr. Vaughan, as Lead Director, or another individual non-management director, if applicable, as he deems appropriate. Interested parties may also contact our directors who are members of management, Robert W. Best, Executive Chairman (robert.best@atmosenergy.com) and Kim R. Cocklin, President and CEO (kim.cocklin@atmosenergy.com); by mail at Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205, or by telephone at 972-934-9227.

Committees of the Board of Directors

Standing Committees.    We have certain standing committees, each of which is described below. The Executive Committee consists of the chairs of each of our standing committees and our Lead Director, Mr. Vaughan. Current members of the Executive Committee are Dr. Meredith, Ms. Quinn and Messrs. Gordon, Vaughan and Ware. Mr. Vaughan, as Lead Director, serves as chair of the committee. In accordance with our bylaws, the Executive Committee has, and may exercise, all of the powers of the Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the bylaws or as may be established by resolution of the Board from time to time. The Executive Committee held no meetings during fiscal 2012.

The Board has established a separately-designated standing Audit Committee in accordance with applicable provisions of the Securities Exchange Act of 1934 (“Exchange Act”). The Audit Committee consists of Ms. Quinn and Messrs. Esquivel, Grable, Sampson and Ware. Ms. Quinn serves as chair of the committee. As discussed in “Independence of Directors,” beginning on page 3, the Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. The Audit Committee oversees our accounting and financial reporting processes and procedures; reviews the scope and procedures of the internal audit function; appoints our independent registered public accounting firm and is responsible for the oversight of its work and the review of the results of its independent audits. The Audit Committee held four meetings during the last fiscal year and has adopted a charter that it follows in conducting its activities, which is available on the Corporate Governance page of our website.

The HR Committee consists of Dr. Meredith, Messrs. Douglas, Esquivel, Gordon, Grable and Sampson. Mr. Gordon serves as chair of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee reviews and makes recommendations to the Board regarding executive compensation policy and strategy and specific compensation recommendations for the Executive Chairman and President and CEO as well as our other officers and division presidents. This committee retained the worldwide consulting firm of Pay Governance LLC during fiscal 2012 to serve as its executive compensation consultant, which was directly accountable to the committee for the performance of its consulting services. In addition, the committee determines, develops and makes recommendations to the Board regarding severance agreements, succession planning and other related matters concerning our Executive Chairman and President and CEO, as well as other officers and division presidents. This committee also administers our 1998 Long-Term Incentive Plan (“LTIP”) and Incentive Plan. During the last fiscal year, the committee held three meetings. The committee has adopted a charter that it follows in conducting its activities, which is available on the Corporate Governance page of our website.

The Nominating and Corporate Governance Committee consists of Ms. Quinn, Dr. Meredith and Messrs. Douglas, Gordon and Ware. Mr. Ware serves as chair of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee makes recommendations to the Board regarding the nominees for director to be submitted to our shareholders for election at each annual meeting of shareholders, selects candidates for consideration by the full Board to fill any vacancies on the Board, which may occur from time to time, and oversees all of our corporate governance matters. The committee held three meetings during the last fiscal year. The committee has adopted a charter that it follows in conducting its activities, which is available on the Corporate Governance page of our website.

The Work Session/Annual Meeting Committee consists of Dr. Meredith and Messrs. Douglas, Springer and Ware. Dr. Meredith serves as chair of the committee. This committee selects the site and plans the meeting and agenda for the work session meeting of the Board held each year for the purpose of focusing on long-range planning and corporate strategy issues and selects the site for the annual meeting of shareholders. During the last fiscal year, the committee held two meetings.

Other Board and Board Committee Matters

Human Resources Committee Interlocks and Insider Participation.    As discussed above, the members of the HR Committee during the last fiscal year were Dr. Meredith, Messrs. Douglas, Esquivel, Gordon, Grable and Sampson. None of the committee members were, during fiscal 2012 or previously, an officer or employee of the Company or any of our subsidiaries. In addition, there was no interlocking relationship between any executive officer of the Company and any other corporation during fiscal 2012.

Attendance at Board Meetings.    During fiscal 2012, our Board held 12 meetings and each director attended at least 75 percent of the aggregate of (a) all meetings of the Board and (b) all meetings of the committees of the Board on which such director served. We strongly support and encourage each member of our Board to attend our annual meeting of shareholders.

Independence of Audit Committee Members, Financial Literacy and Audit Committee Financial Experts

In addition to being declared as independent under the NYSE listing standards, applicable NYSE and SEC rules and regulations require that each member of an audit committee satisfy additional independence and financial literacy requirements and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied if the Board determines that at least one Audit Committee member is an “audit committee financial expert,” within the meaning of applicable SEC rules and regulations. Generally, the additional independence requirements provide that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company or its affiliates and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. An “immediate family member” is defined by applicable NYSE rules to include a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than any domestic employee) who shares the director’s home.

Generally, the financial literacy requirements provide that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Audit committee financial experts must have the following five additional attributes: (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting and (v) an understanding of how an audit committee functions.

Based on its review of the independence, financial literacy and audit committee financial expert requirements previously discussed, as well as its review of their individual backgrounds and qualifications, the Board has determined that all members of the Audit Committee satisfy the additional independence and financial literacy requirements required by the SEC and NYSE for members of an audit committee. The Board has also designated Ms. Quinn and Messrs. Sampson and Ware each as an “audit committee financial expert,” as such term is defined by applicable rules and regulations of the SEC. As provided by the safe harbor contained in applicable SEC rules and regulations, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. In addition, such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board in the absence of such designation. This designation also does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by Ernst & Young. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our Chief Financial Officer and our independent registered public accounting firm and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee delegated pre-approval authority to its chair on one occasion in fiscal 2012 and pre-approved all audit, audit-related and tax fees for services performed by Ernst & Young in fiscal 2012 in accordance with such pre-approval policy. The Audit Committee further concluded that the provision of these services by Ernst & Young was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on the Corporate Governance page of our website.

Compensation Risk Assessment

During fiscal 2012, the HR Committee engaged Pay Governance LLC, the executive compensation consulting firm (“Pay Governance”), which is the committee’s independent executive compensation consultant, to assist the committee in assessing the risk profile of the compensation plans of the Company. Pay Governance reviewed all of the compensation plans of the Company to gauge whether any compensation plan encourages employees to engage in excessively risky behaviors detrimental to the Company and its shareholders. Our two annual incentive compensation plans are the Variable Pay Plan (“VPP”) and the Incentive Plan. Pay Governance also evaluated our long-term incentive plan, the LTIP, which includes grants of both time-lapse restricted share units (“RSU’s”) and performance-based RSU’s. The review by Pay Governance of these incentive plans included an evaluation of the plans’ design features and provisions, including such provisions as the establishment of target levels, the determination of awards, the types of performance criteria measured, the capping of maximum award opportunities, the balance between annual and long-term opportunities, the role of the HR Committee in its governance and oversight and other issues. At the conclusion of its review and evaluation, Pay Governance reported to the HR Committee that none of these incentive compensation plans encourage our employees to engage in excessive risk-taking activities for short-term gains. In particular, Pay Governance reported that the features shown below help to mitigate any excessive risk-taking on the part of the participants in these plans:

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Both the Incentive Plan and LTIP are designed to be performance-based plans, under which awards are deductible as performance-based compensation under Section 162(m) of the Code, and which have objective, formulaic performance criteria that are reviewed and approved by the plans’ governing authority (i.e., the HR Committee) at the start of all performance periods under each plan.

•	Both annual plans, the Incentive Plan and VPP, place an appropriate cap on the size of any cash awards earned.

•	Long-term incentives are granted each year to participants to appropriately balance short-term interests with long-term value creation.

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One-half of the value of the long-term awards is represented by performance-based RSU’s, which are tied to the three fiscal year cumulative earnings per share (“EPS”) performance for all participants; and for the members of the Management Committee only, the total shareholder return (share price appreciation plus accrued dividends) (“Total Shareholder Return” or “TSR”).

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The Incentive Plan allows participants to make a voluntary conversion of annual cash awards, in 25 percent increments, to three-year time-lapse RSU’s with a 20 percent premium or bonus stock with a five percent premium.

•	Once the threshold levels are achieved, both the Incentive Plan and the LTIP use mathematical interpolation to calculate payouts between performance levels, thereby removing any payout cliffs.

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All performance targets under the Incentive Plan and the LTIP, as well as the measurement of actual performance attained under each such target, excludes any mark-to-market gains or losses recognized by the Company’s non-regulated operations.

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Any potential severance compensation paid to an executive officer in the event of a change in control is subject to a double-trigger requirement and does not include any federal income tax gross-up payments for the purposes of excise tax settlements.

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The Company has a policy for the recoupment of executive compensation (“clawback policy”) that provides for the repayment or forfeiture of any incentive awards, excluding base salary, earned due to fraud, misconduct or misstatement of financial results.

•	The Company has a policy that prohibits hedging transactions in the Company’s shares of common stock by any employee.

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Executives are subject to voluntary share ownership guidelines, which encourage the executives to own a specified number of Company shares commensurate with their positions with the Company, thereby aligning their interests with the long-term interests of shareholders and all other stakeholders.

In addition, Pay Governance also assessed the risk profile of the two incentive compensation plans of our wholly-owned subsidiary, Atmos Energy Holdings, Inc. (“AEH”), which is primarily involved in the non-regulated energy marketing and trading business. In its assessment, Pay Governance determined that such plans are designed to align with the business strategy of AEH and the Company as well as with the roles of the employees and their respective roles in the organization. Based on such assessment, Pay Governance reported to the HR Committee that it determined that neither of AEH’s incentive compensation plans encourages its employees to engage in excessive risk-taking activities for short-term gains. Accordingly, the HR Committee has determined that none of the compensation plans of either the Company or AEH encourage our executive officers or other employees to take excessive risks and that the risks arising from these plans are not reasonably likely to have a material adverse effect on the Company or AEH.

PROPOSAL ONE—ELECTION OF DIRECTORS

Background

Pursuant to an amendment to our Articles of Incorporation that was approved by our shareholders at our annual meeting of shareholders in February 2010, since February 2010, the Board of Directors has not been divided into three classes. Beginning with the 2011 annual meeting, and at each annual meeting thereafter, each of the directors elected at the annual meeting has been elected for a one-year term expiring at the next annual meeting. However, this change to a declassified Board did not affect the unexpired terms of directors elected prior to the change. Accordingly, beginning with the 2013 annual meeting, each of the directors elected will serve a one-year term expiring at the next annual meeting thereafter. The Board is nominating Ms. Quinn, Dr. Meredith and Messrs. Best, Cocklin, Douglas, Esquivel, Gordon, Grable, Sampson, Springer and Ware to continue serving as directors whose one-year terms will expire in 2014. All nominees were recommended for nomination by the Nominating and Corporate Governance Committee of the Board. We did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board. In addition, the Nominating and Corporate Governance Committee did not receive any recommendations from a shareholder or a group of shareholders who, individually or in the aggregate, beneficially owned greater than five percent of our common stock for at least one year.

The names, ages, biographical summaries and qualifications of (i) the persons who have been nominated to serve as our directors are set forth under “Nominees for Director,” beginning on page 15 and (ii) Mr. Vaughan, who will be retiring from the Board no later than the annual meeting, is set forth under “Retiring Director,” on page 21. Each of the nominees has consented to be a nominee and to serve as a director if elected. If we receive proxies that are signed but do not specify how to vote, we will vote those shares FOR all of the nominees. In accordance with Texas and Virginia law, to be elected as a director, our bylaws require a nominee to receive the vote of a majority of all outstanding shares of our common stock entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

Procedures for Nomination of Candidates for Director

There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether or not the nominee is presented by a shareholder. All director candidates shall, at a minimum, possess the qualifications for director discussed below. According to our bylaws, any shareholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices, not less than 60 days nor more than 85 days prior to the date of the originally scheduled meeting. However, if less than 75 days’ notice or prior public disclosure of the date of the meeting is given by the Company, notice of such nominations must be so received no later than the close of business on the 25th day following the earlier of the day on which notice of the meeting was sent or the day on which such public disclosure was made. Since we are providing less than 75 days’ notice or prior public disclosure of the date of the 2013 annual meeting, shareholders may make nominations for the election of directors at the 2013 annual meeting, if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices no later than the close of business on January 15, 2013, the 25th day following the day on which notice of the meeting is to be sent, December 21, 2012. If no nominations are so made, only the nominations made by the Board of Directors may be voted upon at the 2013 annual meeting.

Each notice of a director nomination should include the following: (i) name, address and number of shares owned by the nominating shareholder, (ii) the nominee’s name and address, (iii) a listing of the nominee’s background and qualifications, (iv) a description of all arrangements between such shareholder and each nominee and any other person and (v) all other information relating to such person that is required to be disclosed in the solicitations for proxies for election of directors under applicable SEC and NYSE rules and regulations. A signed statement from the nominee should accompany the notice of nomination indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director.

Qualifications for Directors

The Nominating and Corporate Governance Committee uses a variety of methods to identify nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, shareholders or other persons. Nominees for director must possess, at a minimum, the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of his or her judgment and skills. The Board has adopted guidelines outlining the qualifications sought when considering non-employee director nominees, which are discussed in our Guidelines posted on the Corporate Governance page of our website.

Based on the Guidelines, the specific qualifications and skills the Board seeks across its membership to achieve a balance of experiences important to the Company include, but are not limited to, outstanding achievement in personal careers; prior board experience; wisdom, integrity and ability to make independent, analytical inquiries; understanding of our business environment; and willingness to devote adequate time to Board duties. Other required specific qualifications and skills include a basic understanding of principal operational and financial objectives and plans and strategies of a corporation or organization of our stature; results of operations and financial condition of an organization and of any significant subsidiaries or business segments and a relative understanding of an organization and its business segments in relation to its competitors.

The Board is committed to diversified membership and does not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. Although the Board has not established a formal policy on diversity, the Board and the committee believe it is important that our directors represent diverse viewpoints and backgrounds. Our Guidelines provide that the committee shall evaluate each director’s continued service on the Board, at least annually, by considering the appropriate skills and characteristics of members of the Board of Directors in the context of the then current makeup of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence and other criteria that the committee or the full Board finds to be relevant. It is also the practice of the committee to consider these factors when screening and evaluating candidates for nomination to the Board.

Nominees for Director

Each of the following current directors has been nominated to serve an additional one-year term on the Board of Directors with such term expiring in 2014.

Robert W. Best, Executive Chairman of the Board of Atmos Energy since October 2010; formerly Chairman of the Board and Chief Executive Officer of Atmos Energy from October 2008 to September 2010 and Chairman of the Board, President and Chief Executive Officer from March 1997 to September 2008; currently a director of Associated Electric & Gas Insurance Limited. Mr. Best, 66, has been a director of Atmos Energy since 1997.

Mr. Best led the senior management team of one of the country’s largest natural gas-only distributors, Atmos Energy, from March 1997 until his retirement as Chief Executive Officer on September 30, 2010. Prior to joining Atmos Energy, Mr. Best had an extensive background in the natural gas industry, especially in the interstate pipeline, gas marketing and gas distribution segments of the industry, while serving in leadership roles at Consolidated Natural Gas Company, Transco Energy Company and Texas Gas Transmission Corporation during his 37-year career. Mr. Best also has outside board experience as a member of the boards of the Maguire Energy Institute in the Cox School of Business at Southern Methodist University, Associated Electric & Gas Insurance Services Limited and the Gas Technology Institute, with leadership experience as chairman of the boards of Atmos Energy, American Gas Association, Southern Gas Association and Dallas Regional Chamber of Commerce. As a result of his professional experience and leadership abilities, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Best to continue serving as a director of Atmos Energy.

Kim R. Cocklin, President and Chief Executive Officer of Atmos Energy since October 2010; formerly President and Chief Operating Officer of Atmos Energy from October 2008 through September 2010 and Senior Vice President, Regulated Operations of Atmos Energy from June 2006 through September 2008; formerly Senior Vice President, General Counsel and Chief Compliance Officer of Piedmont Natural Gas Company in Charlotte, North Carolina from February 2003 through May 2006. Mr. Cocklin, 61, has been a director of Atmos Energy since 2009.

Mr. Cocklin was promoted to lead Atmos Energy as President and Chief Executive Officer in October 2010 and has been on the Company’s senior management team since June 2006. Mr. Cocklin has over 31 years of experience in the natural gas industry, most of that serving in senior management positions at Atmos Energy, Piedmont Natural Gas Company and The Williams Companies. Mr. Cocklin has a strong background in the natural gas industry, including interstate pipeline companies, local distribution companies and gas treatment facilities. He also has extensive experience in rates and regulatory matters, business development and Sarbanes-Oxley compliance matters. Mr. Cocklin has held leadership roles within leading natural gas industry associations, including the Southern Gas Association and American Gas Association. As a result of such professional experience and leadership abilities, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Cocklin to continue serving as a director of Atmos Energy.

Richard W. Douglas, Executive Vice President for Jones Lang LaSalle LLC in Dallas, Texas since July 2008; formerly Executive Vice President with The Staubach Company in Dallas, Texas from October 2004 to July 2008, having served in numerous other executive officer positions with The Staubach Company from February 1999 to October 2004. Mr. Douglas, 65, has been a director of Atmos Energy since 2007.

Mr. Douglas gained leadership experience with Jones Lang LaSalle LLC, a global real estate management and investment firm and developed business and strategic planning expertise while at The Staubach Company, a nationally renowned real estate brokerage and services firm with international partnerships. Mr. Douglas also possesses outside board experience on numerous civic and nonprofit boards such as the United Way of Metropolitan Dallas. In addition, Mr. Douglas has experience as a leader in community organizations such as the Greater Dallas Chamber of Commerce. As a result of his professional experience and leadership abilities, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Douglas to continue serving as a director of Atmos Energy.

Ruben E. Esquivel, Vice President for Community and Corporate Relations for UT Southwestern Medical Center in Dallas, Texas since December 1995; formerly President and Chief Executive Officer of AVO International (formerly known as Multi-Amp Corporation). Mr. Esquivel, 69, has been a director of Atmos Energy since 2008.

Mr. Esquivel has led the community and corporate relations efforts for UT Southwestern, one of the nation’s leading academic medical and research institutions, for the past 17 years. During his 34-year career with AVO International, Mr. Esquivel gained valuable leadership and managerial experience. Mr. Esquivel also has served as a leader on the boards of numerous publicly-held and non-profit organizations, including his past appointment as chairman of the Texas Guaranteed Student Loan Corporation, and chairman of several boards including the Dallas County Hospital District, North Texas Commission and YMCA of Metropolitan Dallas. As a result of his professional experience and leadership abilities, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Esquivel to continue serving as a director of Atmos Energy.

Richard K. Gordon, General Partner of Juniper Capital LP in Houston, Texas since March 2003 and General Partner of Juniper Energy LP in Houston, Texas since August 2006; formerly Vice Chairman Investment Banking for Merrill Lynch & Co. in Houston, Texas from October 1994 to February 2003. Mr. Gordon, 63, has been a director of Atmos Energy since 2001.

For both Juniper Capital LP and Juniper Energy LP, Mr. Gordon has been responsible for managing a portfolio comprised of approximately $2 billion of power generation, mineral, oil and gas, natural gas gathering and oilfield services assets for more than 10 years. Prior to working with Juniper Capital and Juniper Energy, Mr. Gordon spent 29 years working with such financial services firms as Dillon, Read & Co., The First Boston Corporation and Merrill Lynch & Co. At such firms, Mr. Gordon was responsible for investment banking activities related to energy and power companies, including natural gas distribution companies. Based on his extensive business experience, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Gordon to continue serving as a director of Atmos Energy.

Robert C. Grable, founding Partner, Kelly Hart & Hallman LLP, Fort Worth, Texas since April 1979. Mr. Grable, 66, has been a director of Atmos Energy since 2009.

Mr. Grable possesses advanced leadership skills developed as partner and one of seven founders of Kelly Hart & Hallman LLP, a large regional law firm. Mr. Grable has extensive experience in representing companies in the oil and gas industry, having represented oil and gas producers, pipelines and utilities in transactions, regulatory matters and litigation for over 32 years. Mr. Grable also has outside board experience as Trustee of the University of Texas Law Foundation and as an advisory board member for the local division of a global financial services firm. Mr. Grable is also a member of the McDonald Observatory and Astronomy Board of Visitors at the University of Texas at Austin. As a result of his professional experience and leadership abilities, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Grable to continue serving as a director of Atmos Energy.

Thomas C. Meredith, Ed.D, President, Effective Leadership LLC from April 2009 to present; formerly Commissioner of Mississippi Institutions of Higher Learning in Jackson, Mississippi from October 2005 until November 2008; and Chancellor of the University System of Georgia in Atlanta, Georgia from January 2002 through September 2005. Dr. Meredith, 71, has been a director of Atmos Energy since 1995.

Dr. Meredith has exhibited leadership skills over the past 15 years as an administrative and financial consultant to university boards and presidents, Commissioner of Mississippi Institutions of Higher Learning, Chancellor of the University System of Georgia and Chancellor of the University of Alabama System. He also led an economic development task force for the State of Alabama, which led to the implementation of a major economic development plan for that state. Dr. Meredith is a recognized consultant in executive leadership and board development matters and he has experience in supervising executive level accounting staff, which has added to his financial and macroeconomic knowledge and related skills. As a result of his professional experience and leadership abilities, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Dr. Meredith to continue serving as a director of Atmos Energy.

Nancy K. Quinn, Independent energy consultant in East Hampton, New York since July 1996; currently a director and chair of the audit committee of Endeavor International Corporation, a New York Exchange company and a director of Helix Energy Solutions Group, Inc. Ms. Quinn, 59, has been a director of Atmos Energy since 2004.

Ms. Quinn provides senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Prior to 1996, Ms. Quinn held a senior advisory role with the Beacon Group, focusing on energy industry private equity opportunities and merger and acquisition transactions. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at such firms as PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated. Ms. Quinn has corporate governance leadership experience as chair of the audit committee of Endeavor International and has outside board experience as a member of the boards of Endeavour International and Helix Energy Solutions Group. Ms. Quinn was also previously a member of the boards of Louis Dreyfus Natural Gas and DeepTech International. As a result of her professional experience and leadership abilities, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Quinn to continue serving as a director of Atmos Energy.

Richard A. Sampson, Retired, formerly Managing Director and Client Adviser of JPMorgan Chase & Co. in Denver, Colorado from May 2006 to May 2012. Mr. Sampson, 62, has been a director of Atmos Energy since May 2012.

Mr. Sampson held a senior role in which he gained extensive knowledge of portfolio management, investment concepts, strategies and analytical methodologies. Mr. Sampson’s 25 years in investment management has provided him with an understanding of global and domestic macroeconomics and capital market issues, financial markets, securities and a solid understanding of state and federal laws, regulations and policies. As a result of his professional experience and leadership abilities, as well as those demonstrated attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Sampson to continue to serve as a director of Atmos Energy.

Stephen R. Springer, Retired, formerly Senior Vice President and General Manager of the Midstream Division of The Williams Companies, Inc. in Tulsa, Oklahoma from January 1999 to February 2002; currently a director of DCP Midstream Partners, LP. Mr. Springer, 66, has been a director of Atmos Energy since 2005.

Mr. Springer’s professional career includes 32 years in the regulated and nonregulated energy industry, while holding leadership roles at Texas Gas Transmission Corporation, Transco Energy Company and The Williams Companies. Mr. Springer’s vast knowledge of the natural gas industry includes natural gas transmission, marketing, supply, transportation, business development, distribution and gathering and processing segments of the industry. Mr. Springer also has outside board experience as a member of the boards of DCP Midstream Partners, LP and the Indiana University Foundation. As a result of his professional experience and leadership abilities, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Springer to continue serving as a director of Atmos Energy.

Richard Ware II, President of Amarillo National Bank in Amarillo, Texas since 1981. Mr. Ware, 66, has been a director of Atmos Energy since 1994.

Mr. Ware has developed substantial knowledge of the financial services industry during his 37-year career with a nationally recognized banking institution. Mr. Ware’s strong background in assessing and overseeing complex financial matters, his leadership experience in supervising principal financial officers and his experience on the audit or finance committees of Atmos Energy, Southwest Coca Cola Bottling Company and the board of trustees of Southern Methodist University is a valuable asset to the Company. As a result of his professional experience and leadership abilities, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Ware to continue serving as a director of Atmos Energy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

Retiring Director

In accordance with the Guidelines of the Company concerning mandatory retirement of directors, Charles K. Vaughan will retire from the Board of Directors no later than the annual meeting of shareholders on February 13, 2013.

Charles K. Vaughan, Retired, formerly Chairman of the Board of Atmos Energy from October 1983 until March 1997. Mr. Vaughan, 75, has been a director of Atmos Energy since 1983 and Lead Director of Atmos Energy since 2003.

Mr. Vaughan has been involved in some capacity with Atmos Energy for over 55 years. His leadership experience as former Chairman, President and Chief Executive Officer of the Company, his vision for strategic development and his leadership in the successful implementation of multiple acquisitions for the Company have greatly contributed to the Company’s success. Mr. Vaughan’s outside board experience on the boards of Texas Gas Association, Southern Gas Association and American Gas Association and his affiliations in gas industry, business and community organizations have benefited not only the Company, but the entire natural gas distribution industry.

DIRECTOR COMPENSATION

Annual Compensation

As compensation for serving as a director during fiscal 2012, each of our non-employee directors received an annual retainer of $75,000 payable in advance on a quarterly basis. Since June 1, 2007, our Lead Director, Mr. Vaughan, has received an annual fee of $25,000 for additional services he has performed in connection with being the Lead Director. Committee chairpersons are also paid an additional annual fee of $5,000 ($7,500 beginning in fiscal 2013) for additional services performed in connection with their committee duties and responsibilities.

The Company also provides our non-employee directors the option to receive all or part of their director fees (in 10 percent increments) in Atmos Energy common stock through the Atmos Energy Corporation Outside Directors Stock-for-Fee Plan (“Stock-for-Fee Plan”). The purpose of this plan is to increase the proprietary interest of our non-employee directors in the Company’s long-term prospects and the strategic growth of our business. The common stock portion of the payment of the fee earned in each quarter is issued as soon as possible following the first business day of each quarter. The number of shares issued is equal to the amount of the fee that would have been paid to the non-employee director during a quarter divided by the fair market value (mean of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the first business day of such quarter. Only whole numbers of shares of common stock may be issued; fractional shares are paid in cash.

With respect to other director compensation matters, all directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Long-Term Compensation

Each non-employee director participates in the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”). This plan allows each such director to defer receipt of his or her annual retainer fee or other director fees and to invest such deferred fees in either a cash account or a stock account (in 10 percent increments). Each non-employee director also receives an annual grant of share units (currently 3,000 units) under the LTIP each year he or she serves on the Company’s Board of Directors. The grants occur on the 30th day following the Company’s annual meeting of shareholders each plan year. The Directors Plan is intended to encourage qualified individuals to accept nominations as directors of the Company and to better align the interests between the non-employee directors and the Company’s other shareholders.

The amount of the fee allocated as a credit to the cash account is converted to a cash balance as of the first business day of each quarter to be credited with interest at a rate equal to 2.5 percent plus the annual yield reported on a 10-year U.S. Treasury Note for the first business day of January for each plan year. The amount of the fee allocated as a credit to the stock account is converted to share units. The fee payable for the quarter is converted to a number of whole and, if applicable, fractional share units on the first business day of that quarter. Share units are also credited with dividend equivalents whenever dividends are declared on shares of the Company’s common stock. Such dividend equivalent credits are converted to whole and, if applicable, fractional share units on the same day on which such dividends are paid. At the time of a participating director’s retirement, plan benefits paid from the cash account are paid in the form of cash. Plan benefits paid from the stock account are paid in the form of shares of common stock equal in number to whole share units in the director’s stock account. Any fractional share units are rounded up to a whole share unit prior to distribution.

Summary of Cash and Other Compensation

The following table sets forth all compensation paid to our non-employee directors for fiscal 2012.

Director Compensation for Fiscal Year 2012(a)

Name	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Richard W. Douglas	75,000	113,283	—	—	188,283
Ruben E. Esquivel	45,000	109,152	2,835	—	156,987
Richard K. Gordon	80,000	131,481	—	—	211,481
Robert C. Grable	52,561	127,670	—	—	180,231
Dr. Thomas C. Meredith	80,000	147,354	1,913	—	229,267
Nancy K. Quinn	62,000	145,402	3	—	207,405
Richard A. Sampson	31,250	—	—	—	31,250
Stephen R. Springer	75,000	120,353	—	—	195,353
Charles K. Vaughan	105,000	161,645	—	15,988	282,633
Richard Ware II	24,069	201,039	—	—	225,108

(a)	No options were awarded to our directors and no non-equity incentive plan compensation was earned by our directors in fiscal 2012.

(b)	Non-employee directors may defer all or a part of their annual cash retainer under our Directors Plan. During fiscal 2012, $48,000 of the total amount payable for directors’ fees was deferred, at the election of two of our directors, under our Directors Plan. Ms. Quinn and Mr. Esquivel elected to defer all or a portion of their director fees in fiscal 2012, as described in the table immediately below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account. Although Dr. Meredith did not participate in the deferred compensation feature of the Directors Plan in fiscal 2012, his accumulated balance associated with participation in previous years has continued to earn interest payable monthly.

(c)	The amounts in this column reflect the fair market value on the date of grant, calculated in accordance with FASB ASC Topic 718, of the share units awarded to our directors under our LTIP for service on our Board in fiscal 2012. The share units do not contain restrictions and are valued at $31.09 per share, which was the fair market value on the date of grant on March 9, 2012.

The amounts described above also reflect the fair market value of shares of stock issued under our Stock-for-Fee Plan to Messrs. Grable and Ware, who elected to receive all or a portion of their director’s fees in the form of shares of stock in lieu of cash retainers for service on our Board in fiscal 2012. These shares also do not contain any restrictions. Shares are awarded on the first trading day of the quarter in which such fees were earned at the fair market value on that date. As a result, shares were issued to Messrs. Grable and Ware on the following dates and at the following values during fiscal 2012: (i) October 3, 2011, with a value of $31.71 per share; (ii) January 3, 2012, with a value of $33.45 per share; (iii) April 2, 2012, with a value of $31.62 per share and (iv) July 2, 2012, with a value of $35.51 per share.

(d)	The amounts in this column represent the amount of above-market portion of interest earned during fiscal 2012 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120 percent of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year.

(e)	No director received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2012 other than Mr. Vaughan. Mr. Vaughan received tickets to various sporting events and other miscellaneous perquisites and benefits valued at the aggregate incremental cost to the Company.

Director Deferred Board Fees

The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2012 and cumulative deferred compensation as of September 30, 2012.

Director Deferred Board Fees for Fiscal Year 2012

Name	Board Fees Deferred to Stock Account ($)(a)	Dividend Equivalents Earned on Stock Account and Reinvested ($)(b)	Cumulative Board Fees Deferred to Stock Account at September 30 ($)	Board Fees Deferred to Cash Account ($)	Interest Earned on Cash Account ($)(c)	Cumulative Board Fees Deferred to Cash Account at September 30 ($)
Ruben E. Esquivel	—	—	—	30,000	6,572	152,966
Dr. Thomas C. Meredith	—	2,559	46,585	—	4,472	95,838
Nancy K. Quinn	18,000	3,337	80,745	—	6	126

(a)	Ms. Quinn elected to receive 30 percent of her director fees in deferred stock in the first quarter of fiscal 2012 and 20 percent for the remainder of fiscal 2012. The $18,000 amount represents 546 share units received in fiscal 2012. Deferrals of amounts in the stock account are treated as though the deferred amounts are invested in our common stock at the fair market value of the shares on the date earned. Shares of our common stock equal to the number of share units in a director’s stock account are issued to such director on the last day of the director’s service or a later date selected by the director.

(b)	Pursuant to an amendment of the Directors’ Plan, beginning on January 1, 2012, dividend equivalents earned on amounts of share units in the stock account have been reinvested in additional share units based on the fair market value of the shares on the dividend payment date. Prior to that date, such dividend equivalents had been reinvested in additional share units based on the fair market value of the shares as of the last trading day of the quarter. Such fair market values for fiscal 2012 were as follows: $33.63 on December 30, 2011, $31.23 on March 12, 2012, $34.00 on June 11, 2012 and $35.66 on September 10, 2012.

(c)	The amounts in this column represent interest earned on the accumulated amount of board fees deferred to the cash account during fiscal 2012, including deferrals made to the cash account in fiscal 2012, at a rate equal to the 10-year U.S. Treasury Note rate on the first day of each plan year (January 1) plus 250 basis points.

Director Share Units and Stock-for-Fee Awards

The following table sets forth the number of share units issued to our non-employee directors during fiscal 2012 for service on our Board or a Board committee and the number of share units earned as dividend equivalents during fiscal 2012 on the accumulated balances of share units for each director. The table also shows the amount of shares granted to directors in fiscal 2012 who elected to take all or a portion of their directors’ fees in stock under our Stock-for-Fee Plan.

Director Share Units and Stock-for-Fee Awards for Fiscal Year 2012(a)

Name	Share Units Awarded(#)(b)	Share Units Earned as Dividend Equivalents(#)(c)	Shares Received as Stock-for-Fee Awards(#)(d)	Aggregate Grant Date Fair Value($)
Richard W. Douglas	3,000	596	—	113,283
Ruben E. Esquivel	3,000	473	—	109,152
Richard K. Gordon	3,000	1,138	—	131,481
Robert C. Grable	3,000	356	680	127,670
Dr. Thomas C. Meredith	3,000	1,611	—	147,354
Nancy K. Quinn	3,546	1,019	—	145,402
Richard A. Sampson	—	—	—	—
Stephen R. Springer	3,000	807	—	120,353
Charles K. Vaughan	3,000	2,037	—	161,645
Richard Ware II	3,000	1,544	1,695	201,039

(a)	All awards of share units under our LTIP vest immediately upon grant. Accordingly, no outstanding awards of share units are presented in this table.

(b)	This amount represents annual grants of share units awarded to each non-employee director under our LTIP on the 30th calendar day following our annual meeting and the amount of share units held in a stock account which reflect the portion of director fees elected by the non-employee director for conversion to deferred share units as indicated in the “Director Deferred Board Fees for Fiscal Year 2012,” table on page 24. The share units are converted to common stock on a one-for-one basis at the time of retirement from our Board and directors have the option to take distribution in a single lump sum or in up to five annual installments.

(c)	Pursuant to an amendment of the Directors’ Plan, beginning on January 1, 2012, dividend equivalents earned on amounts of share units in the stock account have been reinvested in additional share units based on the fair market value of the shares on the dividend payment date. Prior to that date, such dividend equivalents had been reinvested in additional share units based on the fair market value of the shares as of the last trading day of the quarter. See footnote (b) to the “Director Deferred Board Fees for Fiscal Year 2012” table on page 24.

(d)	As discussed in footnote (c) to the “Director Compensation for Fiscal Year 2012” table on page 23, shares received as Stock-for-Fee awards are issued on the first trading day of the quarter in which they are earned and the number of shares awarded equals the amount of fees divided by the fair market value on that date. Only whole shares are issued; fractional shares are paid in cash.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership, as of November 30, 2012, with respect to each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent (%) of Class(a)
Common stock	BlackRock, Inc.(b) 40 East 52nd Street New York, NY 10022	5,605,980	6.20

(a)	The percent of voting securities is based on the number of outstanding shares of our common stock as of November 30, 2012.

(b)	Based solely upon information contained in the most recently filed Schedule 13G/A, which was filed with the SEC on February 13, 2012, in which BlackRock, Inc. reported beneficial ownership of 5,605,980 shares of common stock as of December 30, 2011. According to this filing, BlackRock, Inc. possessed sole voting power over 5,605,980 shares and sole dispositive power over 5,605,980 shares. BlackRock, Inc. has not subsequently filed any Schedules 13G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

Security Ownership of Management and Directors

The following table lists the beneficial ownership, as of November 30, 2012, of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our chief executive officer, chief financial officer and our three other most highly compensated executive officers (our “named executive officers”) and all our directors and executive officers as a group. Except as otherwise noted, the directors, nominees and named executive officers or other executive officers, individually or as a group, have sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)		Percent (%) of Class(a)
Robert W. Best	497,023
Kim R. Cocklin	166,320
Richard W. Douglas	21,094	(b)
Ruben E. Esquivel	13,564	(b)
Richard K. Gordon	39,156	(b)
Robert C. Grable	13,473	(b)
Louis P. Gregory	55,018
Michael E. Haefner	33,257
Fred E. Meisenheimer		(c)
Dr. Thomas C. Meredith	52,410	(b)
Nancy K. Quinn	28,468	(b)
Richard A. Sampson	1,500
Stephen R. Springer	21,887	(b)(d)
Charles K. Vaughan	91,281	(b)
Richard Ware II	74,604	(b)
All directors, nominees and executive officers as a group (16 individuals)(b)(c)(d)	1,125,857		1.24%

(a)	The percentage of shares beneficially owned by any individual does not exceed one percent of the class so owned.

(b)	Includes cumulative share units, with no voting rights, credited to the following directors under our Directors Plan and LTIP in the following respective amounts: Mr. Douglas, 15,633 units; Mr. Esquivel, 12,564 units; Mr. Gordon, 29,156 units; Mr. Grable, 9,650 units; Dr. Meredith, 40,952 units; Ms. Quinn, 26,468 units; Mr. Springer, 20,887 units; Mr. Vaughan, 51,572 units and Mr. Ware, 39,283 units.

(c)	Mr. Meisenheimer retired from the Company on October 1, 2012, with Bret J. Eckert being appointed Senior Vice President and Chief Financial Officer, effective October 1, 2012.

(d)	Includes 1,000 shares owned by Mr. Springer’s spouse with whom voting and investment power are shared.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in their ownership in our common stock. Directors, certain executive officers and greater-than-ten-percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that, during fiscal 2012, all of our directors, named executive officers and greater-than-ten-percent beneficial owners were in compliance with the Section 16(a) filing requirements.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors, the Company’s executive compensation program. The committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE. In this context, the committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Human Resources Committee of the Board of Directors:

Richard K. Gordon, Chair

Richard W. Douglas

Ruben E. Esquivel

Robert C. Grable

Thomas C. Meredith

Richard A. Sampson

COMPENSATION DISCUSSION AND ANALYSIS

Overview.    In this section, we discuss our executive compensation objectives and strategy, the elements of compensation that we provide to our named executive officers, and the analysis we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Later, under “Named Executive Officer Compensation,” beginning on page 40, we present a series of tables containing specific information about the compensation paid to or earned by our named executive officers during fiscal 2012, as well as more information about the elements of our executive officer compensation program. The discussion below is intended to assist you in understanding the information provided in the tables and in putting that information into context.

Executive Summary

Our executive compensation program is built upon the strategy of “Total Rewards,” which we adopted for all our employees in 1998. Under our Total Rewards strategy, we take a comprehensive view of the various compensation plans and employee benefits that comprise the total package of compensation that is offered to all our corporate officers, including the named executive officers in this proxy statement, division presidents and other key employees. The Total Rewards strategy is based on the payment of (i) total cash compensation, composed of base salary and annual incentive compensation and (ii) total direct compensation, composed of total cash compensation and the annualized expected value of long-term incentive compensation awards, being targeted at the 50th percentile of all such compensation for equivalent positions at companies of comparable size in the natural gas distribution industry, which is represented by companies in our proxy peer group and in an energy services industry database, as discussed below under “Competitive Compensation Benchmarking” beginning on page 36. We believe this strategy also fosters a philosophy of “pay for performance” through the use of both annual and long-term incentive plans.

Our Total Rewards strategy, in which we limit the use of executive benefits and perquisites, is reviewed each year and updated as needed by our HR Committee, with assistance from its independent executive compensation consultant. None of our employees, including our named executive officers, have an employment agreement with the Company. Our executive compensation program does not permit or include problematic pay practices such as (i) the repricing of “underwater” stock options without shareholder approval, (ii) excessive perquisites or (iii) change in control severance payments that (a) exceed three times base salary and most recent bonus, (b) are triggered without an involuntary job loss or substantial diminution of duties (“single triggers”) or (c) contain excise tax gross-up payments. We believe that our executive compensation program provides our executive officers with a balanced compensation approach each year by providing a reasonable base salary along with annual and long-term incentive compensation plans that are based on the Company’s financial performance. These incentive plans are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk, as discussed in “Compensation Risk Assessment,” beginning on page 11.

Overview of Annual Incentive Compensation Paid for Fiscal 2012 Financial Performance.    The Company exceeded its target EPS goal under the Incentive Plan of $2.35 per diluted share in fiscal 2012, by earning $2.42 per diluted share, excluding mark-to-market losses recognized by the Company’s non-regulated operations, representing a 6.6 percent increase over fiscal 2011. This performance attainment resulted in the named executive officers, and the other participants in the Incentive Plan, receiving awards equal to 127 percent of their respective target awards (as a specified percentage of base salary). See “Annual Incentive Compensation,” beginning on page 31.

Overview of Long-Term Incentive Compensation Paid for Fiscal 2010-2012 Financial Performance.    The Company achieved a cumulative EPS amount of $6.84, compared to the cumulative EPS target amount of $6.94 during the three-year performance period ended September 30, 2012 (fiscal 2010-2012), for the grants of performance-based RSU’s awarded in May 2010. The participants, including the named executive officers, earned a total number of performance-based RSU’s equal to approximately 79 percent of the target plus dividend equivalents, in the form of shares of common stock issued in November 2012. See “Long-Term Incentive Compensation,” beginning on page 33.

Recently Adopted Changes in Executive Compensation.    During the last few years, the HR Committee, along with its current executive compensation consultant, Pay Governance LLC, with the assistance of its former executive compensation consultant, Towers Watson, have completed periodic reviews of the Company’s overall approach to executive benefits and perquisites, to ensure that the Company’s current benefits, perquisites, policies and practices have continued to be in line with best practices of other companies in the natural gas distribution industry as well as Fortune 500 companies. As a result of those reviews, the HR Committee has approved several changes to the Company’s benefits, perquisites, policies and practices that have maintained the alignment of the Company’s executive compensation plans with best practices utilized by other companies in our industry peer group as well as by Fortune 500 companies in general and have reduced the overall cost of executive compensation for all of the Company’s officers and division presidents. These changes, which were all approved by our Board of Directors, include those specifically discussed below:

•

Beginning in fiscal 2012, when participants in the Incentive Plan elect to convert all or a portion of their incentive payments to time-lapse RSU’s or shares of bonus stock prior to the beginning of each fiscal year, the premium in value they will receive for the conversion to RSU’s has been reduced from 50 percent to 20 percent of the value at the date of grant, while the premium received for shares of bonus stock has been reduced from 10 percent to five percent;

•

Also beginning in fiscal 2012, the performance targets and actual performance attainment for both the Incentive Plan and performance-based RSU’s granted under the LTIP have excluded any mark-to-market gains or losses recognized by the Company’s non-regulated operations. See the discussion under “Annual Incentive Compensation,” beginning on page 31 and “Long-Term Incentive Compensation,” beginning on page 33;

•

During fiscal 2011, the Company adopted a clawback policy, known as the Executive Compensation Recoupment Policy, which provides for the recoupment by the Company under certain circumstances of incentive compensation, including annual incentive awards, stock-based awards, performance-based compensation and any other forms of cash or equity compensation other than salary. See the discussion under “Executive Compensation Recoupment Policy,” on page 39;

•

During fiscal 2011, the Company adopted a policy that prohibits hedging transactions in our common stock by any employee or director of Atmos Energy through the purchase of any financial instruments that establish a short position in our common stock and are designed to hedge or offset any decrease in the market value of our common stock. See the discussion under “Policy Prohibiting Hedging-Related Transactions” on page 39;

•

Since the beginning of fiscal 2010, the Company has imposed limits on the amount of awards earned as annual incentive compensation by our named executive officers with respect to the payouts under the Incentive Plan. Even if the Company’s performance exceeds the performance target, if the Total Shareholder Return during the fiscal year is negative, the payout of the award for each named executive officer will be limited to the amount awarded at the target level of the applicable incentive opportunity for each named executive officer. See the discussion under “Annual Incentive Compensation,” beginning on page 31;

•

Since the beginning of fiscal 2010, the Company has also imposed limits on the amount of awards earned as long-term compensation by our named executive officers. Any distributions of awards of performance-based RSU’s that have been granted to our named executive officers under our LTIP shall be limited to the amount awarded at the target level of performance, unless the Total Shareholder Return during the three-year performance period is positive. See “1998 Long-Term Incentive Plan,” beginning on page 43;

•

Since the beginning of fiscal 2010, the Company has eliminated the practice of providing for payments to our named executive officers in the event that excise taxes will be due on the payment of severance benefits to our named executive officers in the case of a change in control (“tax gross-up payment”). See the discussion under “Change in Control Severance Benefits” on page 35; and

•

Since the beginning of fiscal 2010, the Company has enforced the continuation of the restriction period until the end of the relevant three-year restriction period on all equity grants under our LTIP for all recipients who have retired prior to the expiration of such restriction period.

Executive Compensation Objectives and Strategy

Our executive compensation program is designed to ensure that the interests of our executive officers are closely aligned with those of our shareholders and that our executive officers are paid an appropriate amount of incentive compensation only when the Company’s performance warrants the payment of such compensation. At the same time, and in consideration of our ownership of regulated natural gas distribution and pipeline properties and related non-regulated operations, our executive compensation program considers the interests of both our regulated and non-regulated customers. We believe that our executive compensation program is effective in allowing the organization to attract and retain highly-qualified senior management who can deliver outstanding performance.

As discussed above, our executive compensation program is built on the Total Rewards strategy and is founded upon the following principles:

•

Our compensation strategy should be aligned with the overall business strategy of providing safe, quality service to our customers, seeking ongoing improvements in operating efficiencies and focusing upon growth opportunities in both our regulated and non-regulated operations.

•

Overall pay targets should reflect the intent to pay executive base salaries at the 50th percentile of the competitive market practice with targeted total cash compensation and targeted total direct compensation to be paid at the 50th percentile of competitive market practice, if established performance targets are reached.

•

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk.

•

Incentive compensation plans, to the extent practical and consistent with our overall corporate business strategy, should comply with Section 162(m) of the Code, so that full income tax deductions for executive compensation may be realized by the Company.

•

Stock ownership, which is an important component of our executive compensation strategy, should closely align executives’ interests with those of our shareholders. To facilitate stock ownership for executives, stock-based incentive plans should be utilized, along with share ownership guidelines.

•	Our compensation strategy should have a limited emphasis upon perquisites and other personal benefits.

Elements of Executive Compensation

The following discussion describes the various elements of executive compensation that we have provided to our named executive officers, as well as a discussion of why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives.

Base Salary.    The amount of base salary paid to each named executive officer is a major determinant of the amounts of all other elements of compensation paid to our named executive officers. For example, the annual awards under the Incentive Plan are based on a percentage of base salary. See “Annual Incentive Compensation,” beginning on page 31. In addition, the value of our long-term incentive compensation that the HR Committee has granted to our executive officers ranges from 100 percent to 200 percent of each named executive officer’s midpoint of his respective salary range. See “Long-Term Incentive Compensation,” beginning on page 33. Base salaries constitute only a small portion of total direct compensation (base salary plus annual incentive award plus grants of long-term equity incentive compensation). In fiscal 2012, the base salary for our President and Chief Executive Officer constituted about 21 percent of his actual total direct compensation, while the average for the other named executive officers was about 26 percent. Positions are compared on the basis of job content to similar positions in companies in our proxy peer group and the energy services industry database. Salary ranges are reviewed on an annual basis and proposed salary ranges are reviewed and considered by the HR Committee in October of each year. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of such comparable companies. Our President and CEO provided the committee with an oral presentation discussing his individual performance and contributions, along with a performance evaluation of each named executive officer (other than himself and Mr. Best) that reflected individual goals and areas of accountability. Mr. Best also provided the committee with an oral presentation discussing his individual performance and contributions as Executive Chairman.

Each named executive officer’s final base salary for 2012 (fiscal year 2012 for Messrs. Best and Cocklin and calendar year 2012 for the remainder of the named executive officers) was established by the committee after considering the competitive benchmarking data for each position, as discussed below, the committee’s subjective evaluation of the performance of each named executive officer, the Company’s overall salary increase budget and related salary increase guidelines established by the Company as well as current economic conditions. Generally, the base salary for each named executive officer, as finally determined by the committee for 2012, was established at or near the salary range midpoint for his pay grade, based upon the factors discussed above. The committee approved changes in base salaries to Messrs. Best and Cocklin in the following amounts, effective as of October 1, 2011: Mr. Best, a 32 percent decrease to $510,000 and Mr. Cocklin, a 13 percent increase to $850,000. The changes in base salaries for Messrs. Best and Cocklin reflect the continuing transition of the CEO duties from Mr. Best to Mr. Cocklin, which commenced October 1, 2010, when Mr. Best was appointed Executive Chairman with Mr. Cocklin assuming the CEO duties. The committee granted increases in base salaries to the remaining named executive officers in the following amounts, effective as of January 1, 2012: Mr. Meisenheimer, an 11 percent increase to $450,000; Mr. Gregory, a three percent increase to $344,205 and Mr. Haefner, a three percent increase to $319,352. The base salary increase for Mr. Meisenheimer was higher, primarily because his base salary was further below the midpoint of his salary range than the base salaries of Messrs. Gregory and Haefner. The committee believes that the base salaries as finally determined for each of the named executive officers were appropriate and competitive with salaries offered for similar positions by companies in our proxy peer group and the energy services industry database and are consistent with our Total Rewards strategy.

Annual Incentive Compensation.    We believe it is important to provide our named executive officers with a reasonable financial incentive to maximize the Company’s financial performance each year. Through our Incentive Plan, we provide our named executive officers, along with our other officers, division presidents and other key management employees, an opportunity to earn an annual incentive award based upon the Company’s actual financial performance each year. The Incentive Plan, which has been designed to comply with Section 162(m) of the Code, is based on our ability to achieve a target level of EPS each year. The EPS performance measurement is the lynchpin of both our short-term (annual) and long-term compensation plans. The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, because it reflects the growth of both our regulated and non-regulated operations. EPS is also one of the most well-known measurements of overall financial performance, which is widely used by financial analysts as well as the investing public. The committee believes that using this measurement as the basis for our incentive compensation plans better aligns the interests of the participants in the Incentive Plan and the LTIP, including our named executive officers, with the interests of our shareholders.

For fiscal 2012, the HR Committee reviewed competitive compensation benchmarking data, as discussed below, to establish an annual target opportunity expressed as a percentage of salary earned for the fiscal year for each participant in the Incentive Plan. The committee has historically used varying percentages for annual target incentive award opportunities for all participants in the Incentive Plan, based on each participant’s particular pay grade, which range from Grades 11-14 for our named executive officers. Our pay grades are based on competitive market data, as well as the job content and responsibility of each participant, and the potential impact that each participant could have on the operations and financial performance of the Company. The target incentive award opportunities for each participant are reviewed each year and benchmarked against the 50th percentile as described above.

The Incentive Plan targets for fiscal 2012 for each of the named executive officers were as follows:

Name	Fiscal Year 2012 Incentive Plan Target as Percent (%) of Salary Earned
Robert W. Best	90
Kim R. Cocklin	90
Fred E. Meisenheimer	60
Louis P. Gregory	55
Michael E. Haefner	55

At its meeting in October 2011, the HR Committee established the threshold, target and maximum performance levels of EPS presented below, upon which the Incentive Plan’s awards would be based for fiscal 2012. The target EPS goal was based on our annual business plan and budget and took into account such factors in our regulated operations as the allowed rates of return in our established service areas, natural gas pricing and volatility, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers and other business considerations embedded in the annual business planning process. The target EPS goal also took into account earnings expected from our non-regulated operations, including earnings from the provision of natural gas management and marketing services to municipalities, other local gas distribution companies and industrial customers as well as the provision of natural gas transportation and storage services to certain of our natural gas distribution divisions and third parties.

The Company’s target level of EPS was $2.35 for fiscal 2012 and the HR Committee adopted this level as the Incentive Plan’s target goal. A threshold level of performance was established at an EPS amount of $2.09. If we had earned an EPS less than $2.09, no awards would have been paid to any participant under the Incentive Plan. For fiscal 2012, we earned an EPS of $2.42, excluding mark-to-market losses recognized by the Company’s non-regulated operations in fiscal 2012. This performance attainment resulted in the named executive officers, and the other participants in the Incentive Plan, receiving awards equal to 127 percent of their respective target awards (as a specified percentage of salary earned for the fiscal year). The maximum payout opportunity under the Incentive Plan would have resulted in our named executive officers receiving an award equal to 200 percent of their target award, or a total of 110 percent to 180 percent of each of their respective salaries earned for the fiscal year, depending on each officer’s pay grade. To achieve a maximum award under the Incentive Plan, we would have had to earn an equivalent of $2.61 in EPS. The HR Committee has the discretion under the Incentive Plan to make downward adjustments to earned awards but may not make upward adjustments. For fiscal 2012, the committee did not use its discretion to make negative adjustments to any awards for any participant in the Incentive Plan, including the named executive officers. However, the committee had previously decided to place a limit under certain conditions on the amount of earned awards for all members of the Management Committee, which is composed of all our named executive officers and one additional executive officer, beginning in fiscal 2010. If the TSR during any fiscal year is negative, the earned award for each such officer for that fiscal year will be limited to the amount earned at the target level of performance. This limitation was not applicable in fiscal 2012 because the TSR was positive for the fiscal year at 15.0 percent.

For two of the last three fiscal years prior to fiscal 2012, we reached our target level of performance based on EPS, with the payouts to participants averaging approximately 99 percent of their target awards each year. Our EPS target levels under the plan have historically increased between 4 and 6 percent each year and typically have been within the range of announced EPS guidance provided to the public in October or November of each year. The following table summarizes the performance targets and actual performance attainment for the Incentive Plan for fiscal 2012:

Performance	Company EPS Performance	Percent (%) of Target Award Earned
Below Threshold	Less than $2.09	No award
Threshold	$2.09	50
Target	$2.35	100
Adjusted EPS Earned(a)	$2.42	127
Maximum	$2.61	200

(a)	As discussed above in “Recently Adopted Changes in Executive Compensation”, beginning in fiscal 2012, the performance targets and actual performance attainment for the Incentive Plan excludes any mark-to-market gains or losses recognized by the Company’s non-regulated operations. This change was made in an effort to remove the impact of such gains or losses on earnings since they do not truly reflect the operating performance of the Company.

Long–Term Incentive Compensation.    The HR Committee awards grants that are structured with 50 percent of the targeted long-term value in the form of time-lapse RSU’s with three-year cliff vesting with the remaining 50 percent in the form of performance-based RSU’s. Typically, the value of the long-term compensation that the committee grants has ranged from 100 percent to 200 percent of each named executive officer’s midpoint of his respective salary range. All such grants in fiscal 2012 fell within that range for all named executive officers. We based the actual number and value of awards granted on the competitive compensation benchmarking of grants made by the companies in our proxy peer group and the energy services industry database, as discussed below.

The HR Committee believes that the payment of long-term incentive compensation in the form of grants of time-lapse RSU’s promotes and encourages long-term retention and service to the Company and better aligns the interests of our named executive officers with those of our shareholders through increased share ownership. The committee also believes that an equal amount of grants of performance-based RSU’s, as measured by cumulative EPS over a three-year performance period, provide a balanced approach to long-term compensation by rewarding our named executive officers for improved financial performance of the Company, thereby giving them an incentive to enhance long-term shareholder value. Finally, the committee believes this approach should also better align the interests of our named executive officers with those of our shareholders through promoting improved financial performance of the Company, increased shareholder value and increased share ownership.

With respect to the Company’s actual performance during the three-year performance period ended September 30, 2012, for the grants of performance-based RSU’s awarded in May 2010 for the fiscal 2010-2012 performance period, the Company achieved a cumulative EPS amount of $6.84, compared to the cumulative EPS target amount of $6.94. Since the performance level attained was between threshold and target, straight-line interpolation was used to compute the actual number of performance-based RSU’s earned. Therefore, the participants, including the named executive officers, earned a total number of performance-based RSU’s equal to approximately 79 percent of the target plus dividend equivalents, in the form of shares of common stock issued in November 2012. The TSR limitations on the payout of the grants of performance-based RSU’s were applicable to the fiscal 2010-2012 performance period but since the TSR for such performance period was positive at 44.9 percent, the limitations did not apply.

The committee also awarded grants of new performance-based RSU’s in May 2012 for the fiscal 2012-2014 performance period. The following table shows the three-year performance criteria for fiscal 2012-2014:

Performance-Based Restricted Stock Units Grants in May 2012

Fiscal Years 2012-2014 Cumulative EPS Targets

	Below Threshold	Threshold	Target	Maximum
Three-Year Cumulative EPS	<$7.15	$7.15	$7.41	$7.67
Percent of Award Earned	None	50%	100%	150%

As discussed above in “Recently Adopted Changes in Executive Compensation,” beginning on page 28, beginning with grants made in fiscal 2012, like under the Incentive Plan, the performance targets and actual performance attainment for any performance-based RSU’s granted under the LTIP will exclude any mark-to-market gains or losses recognized by the Company’s non-regulated operations. This same change was made in an effort to remove the impact of such gains or losses on earnings over the three fiscal year performance period since they do not truly reflect the operating performance of the Company over such period.

Retirement Benefits.    Our Pension Account Plan (“PAP”) serves as the foundation of retirement benefits for our named executive officers. It is a qualified, cash balance defined benefit pension plan. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2012,” beginning on page 40 would be considered eligible compensation in determining benefits.

Our named executive officers (as well as most of our other officers, division presidents and other employees designated by the Board) also participate in one of two supplemental retirement plans, which provide retirement benefits (as well as supplemental disability and death benefits). Each of our named executive officers who has been a participant for at least two years and has attained age 55 is entitled to an annual supplemental pension in an amount that, when added to his or her annual pension payable under the PAP, equals 60 percent of his compensation, which will be generally equal to the sum of the amount of the participant’s last annual base salary and the amount of his or her last award under the Incentive Plan (75 percent of compensation in the case of Mr. Best), subject to reductions for less than ten years of employment with the Company and for retirement prior to age 62. In addition, should the Board appoint any officers to the Company’s Management Committee in the future, such officer will also participate in such supplemental retirement plan. However, all other officers who have been appointed by the Board on or after August 5, 2009 instead participate in a supplemental account balance retirement plan that provides retirement benefits to the participants. The HR Committee believes that these retirement benefits at the amounts provided are an important component of the total compensation and benefits that we provide under our Total Rewards strategy and are required to ensure that our overall executive compensation package remains competitive with packages offered by other major public companies in our industry. See the discussion under “Retirement Plans,” beginning on page 48 for more information on our retirement benefits.

Change in Control Severance Benefits.    We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally in “Change in Control Severance Agreements,” beginning on page 50). The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times his total compensation (annual base salary and the higher of the last payment or the average of the three highest payments received under the Incentive Plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under our PAP, (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under our RSP, (iii) an amount that is generally actuarially equivalent to an additional three years of health and welfare benefits and (iv) an amount actuarially equivalent to 36 months of accident and life insurance coverage, along with disability coverage. If such lump sum severance payment results in the imposition of excise taxes imposed by Section 4999 of the Code, the officer has the ability to elect to have the payment reduced to a level that will result in no payment of such excise tax. In lieu of reducing the severance payments under the agreement, each participant may elect to have the Company pay the full severance amount, thereby leaving the participant responsible for personally paying the excise tax penalties imposed for “excess parachute payments.” The Board and the HR Committee modified the severance agreements for each of the named executive officers beginning in fiscal 2010 to this “best-net” approach, so that the Company would no longer be liable for tax gross-up payments on behalf of those individuals whose severance payments would have triggered excise tax penalties.

Additional Information on Executive Compensation

The compensation of our Executive Chairman, Mr. Best, and President and CEO, Mr. Cocklin, were higher in fiscal 2012 than that of any of our other named executive officers, primarily in recognition of their levels of responsibility and the competitive market data for executive chairmen and chief executive officers of comparably sized companies in our proxy peer group and the energy services industry database. However, both Mr. Best and Mr. Cocklin participated in all the same compensation plans as the other officers and division presidents and were subject to the same performance measurement determinations under the incentive compensation plans. We do not have any individual compensation policies or plans that are not applied consistently to all of our officers and division presidents. We also do not have a policy under which the annual levels of compensation, and the grants of both Incentive Plan and LTIP awards, are adjusted each year to reflect the projected gains that may be realized by an executive officer from stock-based compensation. Each year, we set our target opportunities in incentive compensation based solely upon competitive market conditions and the other factors discussed below.

In addition, the HR Committee and our Board of Directors considered the results of our most recent shareholder advisory vote on executive compensation at our February 8, 2012 meeting of shareholders. Our shareholders overwhelmingly approved the compensation of our named executive officers for fiscal 2011, with almost 98 percent of the shares voted in favor of such compensation.

Accordingly, our HR Committee and our Board decided to continue to adhere to its pay for performance philosophy and did not materially change our executive compensation decisions and policies over the last fiscal year. However, the HR Committee and Board will continue to review our executive compensation program in the future and will consider the views of our shareholders and other developments during such review.

Competitive Compensation Benchmarking

Like all major corporations, we operate in a competitive environment for talented executives. Pay Governance, the independent executive compensation consultant to the HR Committee, provided a comprehensive review of the compensation program elements and pay levels for companies similar to us and of comparable size as measured by financial measures and market capitalization for fiscal 2012. The competitive compensation benchmarking included assessments of all elements of compensation for our named executive officers, as well as the compensation program for the non-employee directors serving on the Board.

The competitive compensation benchmarking data reviewed by the HR Committee included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements filed by companies in the proxy peer group. This set of proxy peer group companies was also used to benchmark annual share utilization data, stock overhang and market capitalization data for long-term incentive compensation analysis. The companies in the proxy peer group were selected because they represent those companies considered by the committee to be the most comparable to the Company in terms of business operations, market capitalization and overall financial performance. The annual revenue for the companies in the proxy peer group ranged from $1.2 billion to $14.8 billion, with the average being $4.8 billion for the most recent year reported, while the Company reported revenue of $4.3 billion for the year ended September 30, 2011. The market capitalization for the companies in the proxy peer group ranged from $2.1 billion to $8.9 billion, with the average being $4.9 billion, while the market capitalization for the Company was $2.9 billion. The companies in the proxy peer group are selected annually by the committee, after its review of the recommendation of Pay Governance. The companies in the proxy peer group selected for the 2012 fiscal year were as follows:

AGL Resources Inc.	ONEOK, Inc.
CenterPoint Energy, Inc.	Piedmont Natural Gas Company, Inc.
CMS Energy Corporation	Questar Corporation
Integrys Energy Group, Inc.	Vectren Corporation
National Fuel Gas Company	WGL Holdings, Inc.
NiSource Inc.

The companies in this group changed from the prior fiscal year due to the acquisition of Nicor, Inc. by AGL Resources Inc. in December 2011 and the HR Committee’s decision to include Questar Corporation, whose primary business is closely aligned with the Company’s primary business, natural gas distribution. EQT Corporation was dropped from the proxy peer group, primarily due to its expanded focus on the exploration and production business. To supplement the executive compensation information derived from its study of the proxy peer group, the HR Committee also considered executive compensation benchmarking data from the latest Towers Watson U.S. CDB Energy Services Executive Compensation Database (“energy services industry database”). The companies in this database constitute a more diverse set of companies, including companies in the gas, nuclear and electric utilities industries. To adjust for size differences, Towers Watson employed a statistical analysis (single regression analysis) in the survey based on relative total annual revenues to determine competitive pay rates for our named executive officers based upon the data derived from all companies in the energy services industry database. The companies in this database are as follows:

Acciona
AGL Resources
ALLETE, Inc.
Alliant Energy Corporation
Ameren Corporation
American Electric Power Co, Inc.
Areva
ATC Management, Inc.
Avista Corporation
BG US Services
Black Hills Power, Inc.
California Independent System Operator
Calpine Corporation
CenterPoint Energy Resources Corporation
CH Energy Group
Cleco Corporation
CMS Energy Corporation
Colorado Springs Utilities
Consolidated Edison, Inc.
Constellation Energy Group, Inc.
Covanta Holding Corporation
CPS Energy
Crosstex Energy
DCP Midstream Partners, LP
Dominion Resources, Inc.
DPL, Inc.
DTE Energy Company
Duke Energy Corporation
Edison International
EDP Renewables North America, LLC
El Paso Corporation
El Paso Electric
Enbridge Energy Company, Inc.
Energen Corporation
Energy Future Holdings Corporation

Energy Northwest
Entergy Corporation
EQT Corporation
ERCOT
Exelon Corporation
First Solar, Inc.
FirstEnergy Corp.
GenOn Energy
Hawaiian Electric
Iberdrola Renewables
IDACORP
Integrys Energy Group, Inc.
IPR—GDF SUEZ North America
ISO New England
Kinder Morgan Kansas, Inc.
LES
LG&E and KU Energy Services
Lower Colorado River Authority
McDermott
MDU Resources Group, Inc.
MGE Energy
MidAmerican Holdings
Midwest Independent Transmission System Operator
New York Independent System Operator
New York Power Authority
NextEra Energy
Nicor, Inc.
Northeast Utilities
NorthWestern Energy, LLC
NRG Energy, Inc.
NSTAR
Nuscale Power
NV Energy, Inc.
NW Natural
OGE Energy Corp.
Oglethorpe Power Corporation

Omaha Public Power
Pacific Gas and Electric Company
Pepco Holdings, Inc.
Pinnacle West Capital Corporation
PJM Interconnection
PNM Resources, Inc.
Portland General Electric
PPL Corporation
Progress Energy, Inc.
Proliance Holdings
Public Service Enterprise Group Incorporated
Puget Energy, Inc.
Regency Energy Partners LP
Salt River Project
Santee Cooperative
SCANA Corporation
SemGroup
Sempra Energy
Southern Company Services
Southern Union Company
Southwest Power Pool
Spectra Energy Corp.
STP Nuclear Operating
TECO Energy
Tennessee Valley Authority
Trans Bay Cable
TransCanada Corporation
UIL Holdings Corporation
UniSource Energy Corporation
Unitil Corporation
Vectren Corporation
Westar Energy, Inc.
Westinghouse Electric Corp.
Williams Companies
Wisconsin Energy Corporation
Wolf Creek Nuclear
Xcel Energy, Inc.

Using primarily the proxy peer group compensation analysis, as well as corroborating data from the energy services industry database, the HR Committee reviewed competitive target compensation levels for each named executive officer at the 50th percentile level of the competitive market. For each named executive officer position, base salary, target total cash compensation (base salary plus annual incentive award) and target total direct compensation (base salary plus annual incentive award plus the annualized present value of long-term incentive compensation) were benchmarked and analyzed as the Company’s desired competitive compensation positioning. In reviewing the competitive compensation data with the current base salaries and target compensation levels of our named executive officers, the HR Committee found that base salaries, target total cash compensation, and target total direct compensation for our named executive officers fell slightly below the 50th percentile benchmarks for each element of compensation and in the aggregate.

Executive Compensation Consultant

The HR Committee has been granted in its charter the sole authority from the Board of Directors for the appointment, compensation and oversight of the Company’s executive compensation consultant. The committee retained Pay Governance during the 2012 fiscal year as its consultant to assist the committee with its responsibilities related to the Company’s compensation program for its executives and Board of Directors. The Committee directed Pay Governance to (i) regularly attend meetings of the committee, (ii) conduct studies of competitive compensation practices and (iii) develop conclusions and recommendations related to the executive compensation plans of the Company for consideration by the committee. Pay Governance prepared reports and analyses and assisted with (i) the identification of the Company’s proxy peer group, (ii) an assessment of competitive compensation for non-employee directors, and (iii) a review of base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices. Pay Governance also prepared a report on emerging trends and developments in executive compensation, provided recommendations regarding our executive compensation strategy and performed an assessment of the risks contained in the Company’s incentive compensation plans. A senior consultant from Pay Governance attended all three HR Committee meetings held in fiscal 2012. Pay Governance provided limited additional services to the Company relating to three rate hearing matters during fiscal 2012. The committee did not review or approve the other services provided by Pay Governance to the Company because those services were approved by management in the normal course of business. Based on policies and procedures implemented by the committee and by Pay Governance to ensure the objectivity and independence of the individual executive compensation consultants for Pay Governance, the committee believes that the consulting advice it received during the fiscal year from Pay Governance and its individual consultants was objective and not influenced by any other relationships Pay Governance had with the Company. In addition, the committee assessed the independence factors set forth in applicable SEC rules and other facts and circumstances and concluded that the services performed by both Pay Governance and its individual consultants did not raise any conflicts of interest.

Management’s Role in Setting Executive Compensation

The HR Committee and Kim Cocklin, our President and CEO, met with representatives of Pay Governance at the beginning of fiscal 2012 to review and discuss the compensation of all other named executive officers. However, at no time did Mr. Cocklin meet with representatives of Pay Governance regarding his own compensation. The only other executive officer of the Company who regularly worked with Pay Governance is the Senior Vice President, Human Resources, Mr. Haefner. For fiscal 2012, Mr. Cocklin recommended to the committee compensation for Messrs. Meisenheimer, Gregory and Haefner, while Pay Governance provided to the committee general guidance and competitive compensation data for Messrs. Best and Cocklin.

Both Mr. Best and Mr. Cocklin may be present during a portion of the committee’s meetings on executive compensation. However, Mr. Best and Mr. Cocklin (along with any other members of management in attendance at committee meetings) are excused when those executives’ compensation is discussed and decisions regarding their compensation are reached by the committee. All decisions by the committee concerning executive compensation levels to be paid to the Executive Chairman, President and CEO and the other named executive officers are approved by the Board.

Executive Compensation Recoupment Policy

In November 2010, our Board of Directors adopted our clawback policy, which provides for the recoupment by the Company under certain circumstances of incentive compensation, including annual cash bonuses, stock-based awards, performance-based compensation and any other forms of cash or equity compensation other than salary (“awards”). This policy applies to any current or former employee holding (or who held) a position of division president or corporate vice president or above. In the event of an accounting restatement of the Company’s previously issued financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will seek recovery from any current or former officer who received the amount or portion of any awards paid or granted during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid or granted to the officer under the accounting restatement.

In addition, in the event of an accounting restatement as a result of errors, omission, fraud or other causes, the HR Committee shall review the facts and circumstances underlying the restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and may, in its discretion, direct that the Company recover all or a portion of any award from one or more officers with respect to any fiscal year in which the Company’s financial results are negatively affected by such restatement. If (a) the payment, grant or vesting of any award(s) is based upon the achievement of financial results that are subsequently restated or (b) a lower payment, award value or vesting would have occurred based upon the restated financial results, the committee may seek to recoup, and such officer shall forfeit or repay, all or any portion of such excess compensation as the committee deems appropriate. Finally, if the committee determines that an officer engaged in an act of fraud or misconduct that contributed to the need for a financial restatement, the committee may, in its discretion, recover and the officer shall forfeit or repay, all of the officer’s awards for the relevant period, plus a reasonable rate of interest. This policy, however, does not affect the Company’s ability to recoup executive compensation under any other applicable law or regulation, including but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Policy Prohibiting Hedging-Related Transactions

Also in November 2010, our Board of Directors adopted a policy prohibiting hedging transactions in our common stock as an amendment to our insider trading policy, which provides that no employee of Atmos Energy or member of our Board of Directors may purchase any financial instruments (including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds) that establish a short position in our common stock and are designed to hedge or offset any decrease in the market value of our common stock granted by Atmos Energy as part of compensation to employees or directors or our common stock already held by them. In addition, the following transactions are prohibited: (i) “short sales,” which are sales of our common stock that are not then owned, (ii) trading of put options, call options or other derivatives of our common stock and (iii) purchases of our common stock on margin, or holding our common stock in a margin account, borrowing against any account in which our common stock is held or otherwise pledging our common stock as collateral for a loan. However, any such arrangements already in existence as of November 3, 2010 have been allowed to continue, provided that the employee or director had disclosed the arrangement of the General Counsel or Corporate Secretary.

Share Ownership Guidelines

We have adopted share ownership guidelines for our named executive officers, and for other officers and division presidents, which are voluntary and are intended to be achieved by each such executive over the course of five years. The HR Committee believes that executive share ownership promotes better alignment of the interests of our executives with those of our shareholders and it monitors compliance with the ownership guidelines each year. Our Executive Chairman and President and CEO each has a guideline to reach a share ownership position of five times his base salary, with each of the remaining named executive officers having a guideline to reach a share ownership position of 2.5 times base salary. The share ownership positions include shares of unvested time-lapse RSU’s but do not include unvested performance-based RSU’s. Each of the named executive officers has achieved his individual ownership objective.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary of Cash and Other Compensation

The following table provides information concerning compensation we paid to or accrued on behalf of our Principal Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers serving as such on September 30, 2012.

Summary Compensation Table for Fiscal Year 2012(a)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Robert W. Best(f) Executive Chairman of the Board	2012 2011 2010	519,231 750,000 875,372	1,800,513 1,780,760 1,577,951	593,481 600,000 706,152	990,595 135,303 197,486	175,585 163,276 168,529	4,079,405 3,429,339 3,525,490

Kim R. Cocklin(g) President and Chief Executive Officer	2012 2011 2010	846,154 743,330 552,692	2,150,507 1,783,052 916,414	967,154 594,664 362,253	3,207,891 1,488,867 783,815	147,426 132,722 155,888	7,319,132 4,742,635 2,771,062

Fred E. Meisenheimer(h) Senior Vice President and Chief Financial Officer	2012 2011 2010	437,149 398,830 373,250	624,428 682,581 590,861	333,108 239,298 229,500	1,050,982 525,657 1,446,042	119,683 82,592 63,366	2,565,350 1,928,958 2,703,019

Louis P. Gregory Senior Vice President, General Counsel and Corporate Secretary	2012 2011 2010	341,337 331,372 321,757	443,785 484,868 410,744	238,407 182,255 178,445	944,594 588,707 329,305	68,101 71,230 66,941	2,036,224 1,658,432 1,307,192

Michael E. Haefner Senior Vice President, Human Resources	2012 2011 2010	316,709 304,988 288,786	436,533 476,086 403,048	221,193 167,743 160,875	627,345 301,265 228,141	65,454 55,254 40,511	1,667,234 1,305,336 1,121,361

(a)	No bonuses, as defined by applicable SEC rules and regulations, were paid or options awarded to any named executive officers in fiscal years 2012, 2011 or 2010.

(b)	In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the grant date fair value of time-lapse RSU’s granted during fiscal 2010-2012, along with performance-based RSU’s granted during fiscal 2010-2012 and excludes any estimate of forfeitures related to service vesting conditions. The stock awards are valued at the grant date fair value calculated in accordance with FASB ASC Topic 718. The valuation also includes the fair value of the time-lapse RSU’s converted from the portion of incentive compensation elected to be converted by the named executive officers in the prior fiscal year. In our financial statements, we use an estimated forfeiture rate of two percent of each grant (other than special one-time grants). The fair value of time-lapse RSU’s and performance-based RSU’s was determined based on the fair market value on the grant date, plus the value of the dividend equivalents for performance-based RSU’s. The fair value of the RSU’s and performance-based RSU’s on the grant date are shown in the following table at their maximum value, assuming the highest level of performance conditions (150 percent of the target) will be achieved during the performance period of the performance-based RSU’s:

Name	Year	Stock Awards ($)
Robert W. Best	2012	2,194,133
	2011	2,226,106
	2010	1,973,666
Kim R. Cocklin	2012	2,675,635
	2011	2,228,398
	2010	1,114,271
Fred E. Meisenheimer	2012	756,843
	2011	831,993
	2010	722,766
Louis P. Gregory	2012	536,294
	2011	588,975
	2010	501,429
Michael E. Haefner	2012	529,042
	2011	580,193
	2010	493,733

(c)	The amounts reflect the payments attributable to performance achieved at the level of 127 percent of target EPS in fiscal 2012 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2012 under our Incentive Plan, see “Elements of Executive Compensation,” beginning on page 30. Awards under the Incentive Plan are paid in cash and are based on the participant’s annual salary as of the grant date of the award. However, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards either to bonus stock, with a premium equal to five percent (10 percent, prior to fiscal 2012) of the total amount converted, or to time-lapse RSU’s, with a premium equal to 20 percent (50 percent prior to fiscal 2012) of the amount converted, with such units being awarded under our LTIP. The amounts shown above do not include incentive compensation that was converted through an election by participating named executive officers prior to the beginning of fiscal 2012 to time-lapse RSU’s, as shown in the table below. Such Incentive Plan payments include a premium of 20 percent of the value associated with the conversion in November 2012 to shares of time-lapse RSU’s, which will be reflected in the Grants of Plan-Based Awards table for fiscal 2013. These units vest three years following the date of grant. The conversion elections are reflected in the table below.

Name	Incentive Plan Award ($)	Cash (%)	Amount ($)	Restricted Stock Units Elected (%)	Value of Restricted Stock Units ($)	Units (#)
Robert W. Best	593,481	—	—	100	712,177	20,034
Kim R. Cocklin	967,154	100	967,154	—	—	—
Fred E. Meisenheimer	333,108	—	—	100	399,729	11,245
Louis P. Gregory	238,407	—	—	100	286,089	8,048
Michael E. Haefner	221,193	—	—	100	265,432	7,467

Messrs. Best, Meisenheimer, Gregory and Haefner elected to convert 100 percent of their respective Incentive Plan payments attributable to fiscal 2012 to time-lapse RSU’s. Accordingly, in November 2012, Mr. Best received time-lapse RSU’s valued at $712,177 or 20,034 units; Mr. Meisenheimer received time-lapse RSU’s valued at $399,729 or 11,245 units, Mr. Gregory received time-lapse RSU’s valued at $286,089 or 8,048 units and Mr. Haefner received time-lapse RSU’s valued at $265,432 or 7,467 units (with all such grants reflecting a 20 percent premium). Such units were issued on November 6, 2012, based on the fair market value of $35.55 per share.

(d)	The amounts reflect the aggregate current year increase in pension values for each named executive officer based on the change in the present value of the benefit as presented in the “Pension Benefits for Fiscal Year 2012” table beginning on page 49. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the September 30, 2011 and September 30, 2012 measurement dates for our PAP.

(e)	The components of “All Other Compensation” are reflected in the table to follow.

(f)	Mr. Best was appointed Executive Chairman of the Company, effective October 1, 2010.

(g)	Mr. Cocklin was appointed President and CEO of the Company, effective October 1, 2010.

(h)	Mr. Meisenheimer retired from the Company, effective October 1, 2012, with Bret J. Eckert being appointed Senior Vice President and Chief Financial Officer, also effective on October 1, 2012.

All Other Compensation

for Fiscal Year 2012

Name	Company Contributions to Retirement Savings Plan ($)	Cost of Premiums for Company- Paid Term Life Insurance ($)	Dividends/ Dividend Equivalents Paid on Restricted Stock Units Awards ($)(a)	Financial Planning ($)(b)	Perquisites ($)(c)	Total ($)
Robert W. Best	9,946	1,856	158,652	5,131	—	175,585
Kim R. Cocklin	9,946	1,856	132,196	3,428	—	147,426
Fred E. Meisenheimer	9,946	1,856	76,190	1,500	30,191	119,683
Louis P. Gregory	9,946	1,811	54,844	1,500	—	68,101
Michael E. Haefner	9,946	1,682	51,671	2,155	—	65,454

(a)	The amounts represent dividend equivalents paid on time-lapse RSU’s, which are paid on time-lapse RSU’s at the same rate as dividends on shares of common stock.

(b)	We provide financial planning services to our named executive officers, which benefit is valued at the actual charge for the services.

(c)	No named executive officer received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2012 other than Mr. Meisenheimer. Mr. Meisenheimer retired from the Company, effective October 1, 2012, and received perquisites and other benefits primarily relating to retirement gifts and related items in recognition of his service. Such perquisites and other benefits were valued at the aggregate incremental cost to the Company.

Annual Incentive Plan for Management

Background and Purpose.    Along with the LTIP, the Incentive Plan represents an integral part of our overall balanced and competitive compensation program. The Incentive Plan represents another part of our Total Rewards strategy, which we developed as a result of a study we conducted of all employee, executive and non-employee director compensation and benefits. The Board of Directors adopted the Incentive Plan, effective October 1, 1998, which was approved by our shareholders in February 1999, and amended subsequent to the approval of our shareholders in February 2002, February 2007 and February 2011 to extend the term of the plan through September 30, 2016. The purpose of the Incentive Plan is to promote our interests and those of our shareholders by attracting, motivating and retaining executives and senior managers. The Incentive Plan is also intended to establish a sense of personal commitment on the part of our executives and senior managers in our growth, development and financial success and reward these key employees accordingly.

Any of our employees, including an employee who is also an officer, is eligible to participate in the Incentive Plan. However, only officers, division presidents and other key employees (a total of 194 employees in the last fiscal year) have participated in the Incentive Plan since its inception. The HR Committee, upon its own action, may make, but shall not be required to make, an award to any employee. In the event of a change in control (as defined in the text of the Incentive Plan), all awards for the performance period shall be deemed earned at the maximum performance goal level and payment of the maximum award shall be made within 10 days after the effective date of the change in control. We will require any successor to assume and agree to perform our obligations under the Incentive Plan in the same manner and to the same extent that we would be required to perform them if no such succession had taken place. The Board may at any time amend, suspend or terminate the Incentive Plan; provided, however, that any amendment shall be made only with shareholder approval where such approval is necessary to comply with Section 162(m) of the Code.

Administration.    The Incentive Plan is administered and interpreted by the HR Committee, unless otherwise determined by the Board. Actions taken by the committee with respect to the Incentive Plan have been and will continue to be taken by those members who are non-employee directors and who qualify as “outside directors” under Section 162(m) of the Code and as “non-employee directors” under the rules promulgated under Section 16 of the Exchange Act, insofar as such actions are affected by Section 162(m) or Section 16. The committee determines and designates the eligible persons to whom awards will be made. The committee also has the power to: (i) interpret the Incentive Plan, (ii) prescribe, amend and waive any rules and regulations necessary for the administration of the Incentive Plan and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Incentive Plan. All interpretations, determinations or actions made or taken by the committee are final, binding and conclusive on all interested parties.

Performance Goals and Measurement.    Performance goals are established by the committee in writing not later than 90 days after the beginning of the applicable performance period. Performance goals may be the same for all participants, or at the discretion of the committee, may differ to reflect more appropriate measures of individual performance. Performance goals may be based on one or more business and/or financial criteria. In establishing performance goals for the plan year, the committee may include one or any combination of the following criteria: Total Shareholder Return; return on assets, equity, capital or investment; earnings per share; cash flow; levels of operating expense; and measures of customer satisfaction and service. However, since the adoption of the Incentive Plan, the committee has established the achievement of an earnings per share target for the fiscal year as the sole performance goal each year. The committee also has the discretion to make adjustments in calculating the attainment of performance goals in recognition of extraordinary items, changes in the law or financial reporting.

Awards.    Awards are generally paid in cash. However, if the committee so permits and if the participant makes an election in advance, the participant may elect to convert his or her award in 25 percent increments, in whole or in part, into the following forms: (a) unrestricted stock in the form of bonus stock (value equal to 105 percent of the amount of the award) granted under the LTIP or (b) time-lapse restricted units with three-year cliff vesting (value equal to 120 percent of the amount of the award) granted under the LTIP. The maximum cash award for any performance period is $1,000,000; however, the Board has approved an amendment to the Incentive Plan to increase this amount to $2,000,000, subject to the approval of our shareholders at the annual meeting. See “Proposal Two—Approval of Amendment to the Annual Incentive Plan for Management,” beginning on page 58.

1998 Long-Term Incentive Plan

To provide our named executive officers, other officers, division presidents and other key management employees with the incentive to achieve our long-term growth and profitability goals as well as to focus upon the creation of shareholder value, the HR Committee makes recommendations to the Board concerning grants of long-term incentive awards under our LTIP.

The HR Committee recommends grants of all annual long-term incentive grants at its regularly scheduled March meeting, which are then approved by the Board at its regularly scheduled April or May meeting. In addition, when an award is granted in connection with a pre-established performance goal, the committee approves the performance goal and the related compensation formula within the first 90 days of the fiscal year. Each year, prior to making grants, the committee establishes a target long-term incentive value for the LTIP participants, including the named executive officers. The actual value of grants ultimately received by participants may differ from the intended value or target long-term incentive value granted, depending upon share price performance and any performance considerations imposed upon such awards.

No options have been granted to any participants since fiscal 2003 although they may still be granted under the terms of the LTIP. However, some participants did receive options in fiscal 2004 and 2005 pursuant to their election to convert all or a portion of their incentive compensation received under the Incentive Plan in those years, which election is no longer allowed under the Incentive Plan. Options may be exercisable in full at the time of grant or may become exercisable in one or more installments. Options are exercisable for a period of ten years after the date of grant of the option. Since October 1, 2007, under the LTIP, participants exercising options may not sell or otherwise transfer, for at least one year after the date of exercise, more than 25 percent of the number of shares of common stock acquired through the exercise. In the event of a participant’s termination of service, the options lapse 90 days after said termination, except in the case of retirement, in which case the retiring participant may exercise the options at any time within three years from the date of retirement. In the event of death, the options may be exercised by the personal representative of the optionee at any time within three years from the date of death.

We use time-lapse RSU’s and performance-based RSU’s as our form of long-term incentive compensation. Dividend equivalents are paid on the time-lapse RSU’s at the same time and at the same rate as dividends are paid on shares of common stock. Once the restrictions have lapsed, an equivalent number of shares of common stock is issued to the participant by the Company, net of shares withheld for taxes, provided that he or she is an employee of the Company at that time, unless such participant has retired, died, become disabled or is no longer employed by the Company as a result of certain types of termination. The distributions of shares are also subject to the provisions of Section 409A of the Code, if applicable.

Performance-based RSU’s are subject to a three-year performance criterion expressed as a cumulative EPS target amount. The cumulative EPS target is derived from our annual business plan, with the first fiscal year of such EPS target equal to the same EPS target as that used under the Incentive Plan and the remainder of the cumulative EPS target representing a four to six percent increase above the first fiscal year’s EPS target, on average, for each of second and third fiscal years on a compounded basis. At the conclusion of the three-year performance period, the total number of performance-based RSU’s to be issued is determined by a formula with an established threshold, target and maximum number of RSU’s earned, ranging from 0 percent to 150 percent, of the performance-based RSU’s granted, based on the cumulative amount of EPS achieved over the three-year performance period. Beginning in fiscal 2013, the HR Committee adjusted such range to from 0 to 200 percent of the performance-based RSU’s granted, based on the cumulative amount of EPS achieved over the three-year performance period. Although our LTIP provides that cash, shares of our common stock or a combination thereof may be issued to participants in payment for their units, we have always paid participants for their units in the form of shares of our common stock at the end of each three-year performance period. In addition, dividend equivalents are credited to each participant’s account with respect to the performance-based RSU’s earned, with the payment of such dividend equivalents in the form of additional shares of stock not occurring until the three-year cumulative EPS performance targets are measured and vesting is completed. Beginning with grants made to our named executive officers during fiscal 2010, any distributions of awards of performance-based RSU’s that have been granted to our named executive officers during fiscal 2010 or thereafter will be limited to the amount awarded at the target level of performance, unless the TSR during the three-year performance period is positive. In addition, as discussed above under “Long-Term Incentive Compensation,” beginning on page 33, beginning with grants in fiscal 2012, the performance targets and actual performance attainment for all performance-based RSU’s granted under the LTIP have excluded any mark-to-market gains or losses recognized by the Company’s nonregulated operations.

Grants of Plan-Based Awards

The following table shows the grants of executive compensation plan-based awards to the named executive officers during fiscal 2012.

Grants of Plan-Based Awards for Fiscal Year 2012(a)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Best
Incentive Plan	10/01/11	233,654	467,308	934,616	—	—	—	—	—
Restricted Stock Units	11/08/11	—	—	—	—	—	—	25,648	900,000	(d)
Restricted Stock Units	05/01/12	—	—	—	—	—	—	21,700	713,279
PBR Stock Units	05/01/12	—	—	—	10,850	21,700	32,550	—	713,279

Kim R. Cocklin
Incentive Plan	10/01/11	380,769	761,539	1,523,077	—	—	—	—	—
Restricted Stock Units	11/08/11	—	—	—	—	—	—	12,710	445,998	(d)
Restricted Stock Units	05/01/12	—	—	—	—	—	—	28,950	951,587
PBR Stock Units	05/01/12	—	—	—	14,475	28,950	43,425	—	951,587

Fred E. Meisenheimer
Incentive Plan	10/01/11	131,145	262,290	524,579	—	—	—	—	—
Restricted Stock Units	11/08/11	—	—	—	—	—	—	10,229	358,947	(d)
Restricted Stock Units	05/01/12	—	—	—	—	—	—	7,300	239,951
PBR Stock Units	05/01/12	—	—	—	3,650	7,300	10,950	—	239,951

Louis P. Gregory
Incentive Plan	10/01/11	95,568	187,722	375,444	—	—	—	—	—
Restricted Stock Units	11/08/11	—	—	—	—	—	—	7,791	273,382	(d)
Restricted Stock Units	05/01/12	—	—	—	—	—	—	5,100	167,637
PBR Stock Units	05/01/12	—	—	—	2,550	5,100	7,650	—	167,637

Michael E. Haefner
Incentive Plan	10/01/11	87,084	174,168	348,336	—	—	—	—	—
Restricted Stock Units	11/08/11	—	—	—	—	—	—	7,171	251,614	(d)
Restricted Stock Units	05/01/12	—	—	—	—	—	—	5,100	167,637
PBR Stock Units	05/01/12	—	—	—	2,550	5,100	7,650	—	167,637

(a)	No options were awarded to any named executive officer in fiscal 2012.

(b)

The amounts reflect the estimated payments which could have been made under our Incentive Plan, based upon the participant’s annual salary as of the date presented. The plan provides that our officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each officer. The actual amounts earned by the named executive officers in fiscal 2012 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2012,” beginning on page 40.

(c)	The amounts reflect the performance-based RSU’s granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2011), at which time the holder is entitled to receive a percentage of the performance-based RSU’s granted, based on our cumulative EPS performance over the period October 1, 2011 to September 30, 2014, payable in shares of our common stock including credited dividend equivalents. The grant date fair market value on May 1, 2012 of $32.87 is reflected at the target level of performance.

(d)	The amounts reflect the incentive compensation received under the Incentive Plan for fiscal 2011 attributable to conversions to shares of time-lapse RSU’s issued under our LTIP. Such shares were granted at the fair market value of $35.09 on the date of grant on November 8, 2011. The grant date fair value is the value of the shares attributable to the original amount of incentive compensation converted plus the 50 percent value premium received in connection with such conversion. As discussed above beginning on page 28, this premium has been reduced to 20 percent, beginning with conversions of incentive compensation for fiscal 2012.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at September 30, 2012.

Outstanding Equity Awards at Fiscal Year-End for 2012(a)

	Stock Awards
Name	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Robert W. Best	111,815	4,001,859	44,800	1,603,392
Kim R. Cocklin	103,269	3,695,998	52,050	1,862,870
Fred E. Meisenheimer	54,360	1,945,544	15,050	538,640
Louis P. Gregory	39,792	1,424,156	10,500	375,795
Michael E. Haefner	37,493	1,341,874	10,500	375,795

(a)	There were no securities underlying either unexercised options, which were exercisable or unexercisable, or unexercised unearned options granted under any equity incentive plan at the end of fiscal 2012. This table does not include amounts of time-lapse RSU’s that were issued in November 2012 as a result of elections by the named executive officers to convert all or a portion of incentive compensation attributable to fiscal 2012. However, it does include amounts of time-lapse RSU’s that were issued in November 2011 as a result of elections by the named executive officers to convert all or a portion of their incentive compensation attributable to fiscal 2011.

(b)	Represents time-lapse RSU’s, which generally vest three years from the date of grant, as reflected in the next table.

(c)	Market value is based on the closing price of our common stock of $35.79, as reported on the NYSE Consolidated Tape on September 28, 2012.

(d)	Represents performance-based RSU’s. See footnote (c) to the “Grants of Plan-Based Awards for Fiscal Year 2012” table, beginning on page 45 for a discussion of the vesting terms of our performance-based RSU’s. Based on our performance at September 30, 2012, performance-based RSU’s, at the target level of performance, will vest as indicated in the “Performance-Based Restricted Stock Units Vesting Schedule” on page 47.

Time-Lapse Restricted Stock Units Vesting Schedule(a)

Name	11-10-12(b)	05-04-13(c)	11-02-13(b)	05-03-14(c)	11-08-14(b)	05-01-15(c)	Total
Robert W. Best	8,472	24,000	8,895	23,100	25,648	21,700	111,815
Kim R. Cocklin	17,383	12,000	9,126	23,100	12,710	28,950	103,269
Fred E. Meisenheimer	9,517	8,000	11,564	7,750	10,229	7,300	54,360
Louis P. Gregory	7,010	5,500	8,991	5,400	7,791	5,100	39,792
Michael E. Haefner	6,216	5,500	8,106	5,400	7,171	5,100	37,493

(a)	This table does not include amounts of time-lapse RSU’s that were issued in November 2012 as a result of elections by the named executive officers to convert all or a portion of incentive compensation received for fiscal 2012.

(b)	The amounts represent time-lapse RSU’s granted under our LTIP as a result of the participant’s election to convert all or a portion of his Incentive Plan payment attributable to prior fiscal years.

(c)	The amounts represent time-lapse RSU’s granted under our LTIP, which vest three years from the date of grant.

Performance-Based Restricted Stock Units Vesting Schedule(a)

Name	9-30-13	9-30-14	Total
Robert W. Best	23,100	21,700	44,800
Kim R. Cocklin	23,100	28,950	52,050
Fred E. Meisenheimer	7,750	7,300	15,050
Louis P. Gregory	5,400	5,100	10,500
Michael E. Haefner	5,400	5,100	10,500

(a)	The amounts represent performanced-based RSU’s, which vest at the end of each applicable three fiscal year performance period.

Option Exercises and Stock Vested

The following table sets forth the exercises of stock options and vested stock received by the named executive officers during fiscal 2012.

Option Exercises and Stock Vested for Fiscal Year 2012

Name	Option Awards		Stock Awards(a)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Stock Awards(#)(b)	Value Realized on Vesting ($)(c)
Robert W. Best	62,900	977,639	62,913	2,143,573
Kim R. Cocklin	—	—	42,576	1,461,692
Fred E. Meisenheimer	—	—	23,867	816,941
Louis P. Gregory	—	—	20,970	724,687
Michael E. Haefner	—	—	9,947	338,166

(a)	The named executive officers elected to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred, upon receipt of their vested shares.

(b)	Includes shares that vested during fiscal 2012 attributable to time-lapse RSU’s and performance-based RSU’s, including shares received as dividend equivalents on performance-based RSU’s over the three fiscal year performance period.

(c)	The value received on vesting represents the fair market value of the shares received on the vesting dates as follows: $35.07 on November 11, 2011; $32.46 on May 4, 2012; and $35.55 on September 28, 2012.

Retirement Plans

Pension Account Plan.    Our PAP is a qualified, cash balance defined benefit pension plan under both the Code and the Employee Retirement Income Security Act of 1974, as amended. The plan covers a majority of our employees, including all named executive officers. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. Under the terms of the PAP, a vested participant receives a benefit based on the value of the cash balance account at termination or retirement from the Company. Benefits payable under our retirement plan are not offset by Social Security benefits. Under the Code, the annual compensation of each employee to be taken into account under our retirement plan for 2012 cannot exceed $250,000.

The earnings utilized in the PAP include W-2 earnings, 401(k) deferrals and Code Section 125 (“cafeteria plan”) reductions, while it excludes all incentive pay and expense reimbursements. All participants are fully vested in their account balances after three years of eligible service and may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2012,” beginning on page 40 would be considered eligible compensation in determining benefits, subject to applicable limitations under the Code.

Supplemental Plans.    Mr. Best also participates in the Company’s Supplemental Executive Benefits Plan (“SEBP”), while Messrs. Cocklin, Meisenheimer, Gregory and Haefner participate in the Company’s Supplemental Executive Retirement Plan (“SERP”), (collectively, the “Supplemental Plans”), which provide retirement benefits (as well as supplemental disability and death benefits) to most officers, division presidents and other employees, all as approved by the Board. For any participant in the SERP prior to November 2008, the SERP provides that an officer or division president (or any other employee selected by the Board) who has participated in the SERP for at least two years and has attained age 55 is entitled to an annual supplemental pension in an amount that, when added to his or her annual pension payable under the PAP, equals 60 percent of his compensation, subject to reductions for less than ten years of employment and for retirement prior to age 62. Mr. Best is entitled to 75 percent of his compensation under the SEBP. The Board amended the SERP to provide that any participant who begins participation in the SERP beginning in November 2008 must have participated in the SERP for at least three years and attained age 55 to receive the same benefits, subject to reductions for less than ten years of participation in the plan and for retirement prior to age 62.

The Supplemental Plans cover compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the Supplemental Plans as of the end of fiscal 2012 for each of the named executive officers listed in the Summary Compensation Table is as follows: Mr. Best, $1,629,207; Mr. Cocklin, $1,611,539; Mr. Meisenheimer, $712,290; Mr. Gregory, $531,927 and Mr. Haefner, $493,520.

Each of the named executive officers has also entered into a participation agreement with the Company as required by the Supplemental Plans. Each of the Supplemental Plans provides that the accrued benefits, as calculated pursuant to the plan, of each participant will vest if: (a) the plan is terminated by the Company; (b) the plan is amended by the Company, resulting in a decrease in the benefits otherwise payable to the participant; (c) the participant’s employment is terminated by the Company for any reason other than “cause”; (d) the participant’s participation in the plan is terminated by the Company for any reason other than “cause” prior to the participant’s termination of employment; (e) within any time during the three-year period following a “change of control” of the Company (as such term is defined in the plan), (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” or (ii) the participant is demoted or reassigned to a position that would cause him to cease to be eligible for participation in the plan; or (f) in anticipation of a “change in control” (whether or not a “change in control” ever occurs), if (i) the participant’s employment is terminated involuntarily by the Company for any reason other than “cause” at the request of a party to a pending transaction that would constitute a “change in control,” if and when the transaction were consummated or (ii) the participant’s participation in the plan is terminated for any reason other than “cause” prior to the participant’s termination of employment. The participation agreements set forth the specific rights of the participants to their accrued benefits upon the occurrence of the events described above and constitute enforceable contracts separate from the provisions of the Supplemental Plans.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer under our PAP and Supplemental Plans, along with the total amount of payments made during fiscal 2012. See the discussion under “Pension Account Plan,” on page 48 and “Supplemental Plans,” beginning on page 48 for more information on these plans. As discussed above under “Supplemental Plans,” each of the named executive officers will receive a benefit under both the PAP and the SERP (SEBP for Mr. Best), the present values of which are presented in the table below. We used the following assumptions in calculating the present value of accumulated benefits for the PAP and Supplemental Plans:

Pension Benefits for Fiscal Year 2012

• Retirement age:

(a) 65, or current age if later, for the PAP (62, or current age if later, for Mr. Best, since he was a participant in the Company’s retirement plan in 1998 at the time of the adoption of the PAP and thus is eligible for “grandfathered benefits”)

(b) 62, or current age if later, for the Company’s SEBP or SERP

• Discount Rate:	4.04 percent

• Postretirement mortality:	Use of the applicable mortality table for 2012, as defined in Code Section 417(e)(3)

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Robert W. Best(a)	Pension Account Plan	15.50	643,437	—
	Supplemental Executive Benefits Plan	15.50	16,894,537	—
Kim R. Cocklin(b)	Pension Account Plan	6.33	132,278	—
	Supplemental Executive Retirement Plan	6.33	6,741,412	—
Fred E. Meisenheimer(c)	Pension Account Plan	12.17	257,710	—
	Supplemental Executive Retirement Plan	12.17	5,768,316	—
Louis P. Gregory(d)	Pension Account Plan	12.00	270,447	—
	Supplemental Executive Retirement Plan	12.00	3,801,042	—
Michael E. Haefner(e)	Pension Account Plan	4.25	81,516	—
	Supplemental Executive Retirement Plan	4.25	1,234,215	—

(a)	Mr. Best is currently eligible for retirement in each plan.

(b)	Mr. Cocklin is eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

(c)	Mr. Meisenheimer retired from the Company on October 1, 2012.

(d)	Mr. Gregory is currently eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

(e)	Upon attainment of age 55, Mr. Haefner will be eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

Change in Control Severance Agreements

We have entered into severance agreements with each of the current named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below). In addition, such executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times his total compensation (annual base salary and average amount of annual incentive compensation received under the Incentive Plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. The Company is also obligated to provide the officer with all medical, dental, vision and any other health benefits which qualify for continuation coverage under Code Section 4980B, for a period of 18 months from the date of termination. In addition, following the end of the 18-month period, the Company is to pay such officer a lump sum amount equal to the present value of the cost to the Company of providing those benefits to him for an additional 18-month period. Also, the Company must pay the officer a lump sum amount equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from his date of termination, equal to such benefits in effect for the officer at the time of the change in control.

However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or his employment is terminated by retirement, death or disability, the Company is not obligated to pay such officer the lump sum severance payment. Further, if an executive officer voluntarily terminates his employment except for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment. Also, beginning in fiscal 2010, the Company eliminated the payment of any excise tax gross-up payments which may be due on the payment of severance benefits to our named executive officers. As a result, if such lump sum severance benefit payments result in the imposition of excise taxes imposed by Section 4999 of the Code, for which the officer is now responsible for paying, the officer will have the option to elect to have the payment reduced to a level that will result in no payment of such excise tax by such officer.

For the purposes of these agreements, a “change in control” will generally be deemed to have occurred at any one of the following times:

•

on the date any person acquires ownership of stock, that together with stock already held by such person, results in the person having beneficial ownership of 50 percent or more of the total fair market value or total voting power of our stock;

•	on the date that a person acquires or has acquired over a 12-month period ownership of our stock possessing 30 percent or more of the total voting power of our stock;

•	on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election; or

•

on the date that a person acquires at least 40 percent of the total gross fair market value of our assets over a 12-month period immediately before such acquisition, except if such sale is to a person or entity owning, directly or indirectly, at least 50 percent of the total value or voting power of our stock before such acquisition.

For the purposes of these severance agreements, “cause” means (i) the willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the employee by the Board that specifically identifies the manner in which the Board believes that the employee has not substantially performed his duties or (ii) an employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on an employee’s part shall be deemed “willful” unless done, or omitted to be done, by the employee not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, the employee shall not be deemed to have been terminated for cause unless approved by an affirmative vote of not less than three-quarters (3/4) of the entire membership of our Board at a meeting called and held for such determination.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Any Termination.    Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive the following amounts earned during his term of employment. Such amounts include:

•	amount of accrued but unpaid salary;

•	amounts contributed under, or otherwise vested in our RSP;

•	amounts accrued and vested through our PAP and Supplemental Plans;

•	amounts attributable to the exercise of rights with respect to each outstanding and vested stock option granted under our LTIP; and

•	all outstanding grants of performance-based RSU’s and time-lapse RSU’s under our LTIP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will be entitled to receive:

•

a pro rata portion, at the end of the three-year performance period, based on the number of months completed of such performance period, of each outstanding grant of performance-based RSU’s under our LTIP, at a value equal to the actual level of performance achieved during the period; and

•

upon the termination of the restricted period, shares of stock equal to the number of time-lapse RSU’s granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings, “Payments Made Upon Any Termination” and “Payments Made Upon Retirement”, the named executive officer or designated beneficiary will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate.

Payments Made Upon a Change in Control.    As discussed above in “Change in Control Severance Agreements,” beginning on page 50, we have also entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination or “constructive termination” of their employment within three years following a “change in control” of the Company, as such terms are defined in the agreements. As is also discussed above, the severance agreements for each of the named executive officers were modified beginning in fiscal 2010 to the “best net” approach, so that the Company would no longer be liable for the tax gross-up payments on behalf of those individuals whose severance payments would have triggered excise tax penalties. In the tables below under the heading “Termination Upon Change in Control,” we assume the named executive officers would pay any related excise tax penalties. The severance agreement for each such executive officer provides that the Company will pay such executive officer a lump sum severance payment as described above in “Change in Control Severance Agreements.”

In the tables below, “Potential Post-Employment Payment Tables,” beginning on page 54, we have shown the severance compensation and employee benefits to be provided in the aggregate to each named executive officer in the event of each of five termination scenarios. In each scenario, there are differences in how retirement benefits and health and welfare benefits are determined. The following discussion provides more specific information on the retirement benefits and health and welfare benefits under each of the various scenarios:

Termination Upon Death.    The SEBP/SERP benefit is the sum of the following:

•	two times final average earnings (base salary plus annual payment under the Incentive Plan) less the amount paid through the Company’s group life insurance plan;

•	a life annuity benefit of 50 percent of final average earnings (base salary plus annual payment under the Incentive Plan) payable to the surviving spouse;

•	a temporary life annuity benefit of 25 percent of final average earnings (base salary plus annual payment under Incentive Plan) payable to dependent children until children reach the age of 18 years;

•	the PAP plan benefit equal to the account balance at the time of death; and

•	the RSP plan benefit equal to the account balance at the time of death.

Termination Upon Disability.    The SERP/SEBP benefit is the sum of the following:

•

a monthly benefit based on 60 percent of compensation (base salary plus annual payment under the Incentive Plan) less the amount paid from the Company’s group disability plan, with this net benefit payable as a temporary benefit until the age of 65 years;

•	regular retirement benefit (described below in “Termination Upon Retirement”) payable after age of 65 years;

•	the PAP plan benefit equal to the value of the projected age 65 monthly benefit assuming level future earnings from date of disability; and

•	the RSP plan benefit equal to the account balance at the time of disability.

Termination Upon Retirement.    For Mr. Best, the SEBP/SERP benefit at retirement is the lump sum benefit equal to a target benefit of 75 percent of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP. For the other four named executive officers, their SEBP/SERP benefit at retirement is the lump sum benefit equal to a target benefit of 60 percent of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP. In addition, the following benefits are payable at retirement:

•	the PAP plan benefit equal to the account balance at the time of retirement; and

•	the RSP plan benefit equal to the account balance at the time of retirement.

Termination Without Cause.    The retirement benefits for a termination without cause are equal to the same retirement benefits as described above with respect to termination upon retirement.

Termination Upon Change in Control.    The SEBP/SERP benefit upon termination pursuant to a change in control is equal to the same retirement benefits as described above with respect to termination upon retirement with the following additional provisions:

•	there is no reduction applied to the earned benefit in the event that the executive has less than 10 years of service;

•	there is no reduction applied to the earned benefit for early commencement prior to age 62;

•	the executive officer is immediately vested in the accrued benefit;

•	the PAP benefit includes the accrued benefit at the time of termination plus an additional three years of earned compensation credits; and

•	the RSP benefit includes the accrued benefit at the time of termination plus an additional three years of Company matching contributions.

Health and Welfare Benefits.    The Company only provides supplemental benefits in the form of health and welfare benefits in the event of the termination of a named executive officer pursuant to a change in control. The supplemental health and welfare benefits reported in the following tables represent the following benefits: (i) all medical, dental, vision and any other health benefits which qualify for continuation coverage under Code Section 4980B for a period of 18 months from the date of termination; (ii) payment of a lump sum equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period; and (iii) payment of a lump sum equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from his date of termination, equal to such benefits in effect for the officer at the time of the change in control.

Potential Post-Employment Payment Tables.    The following tables reflect estimates of the total amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment following a change in control. The amounts shown below assume that such termination was effective as of September 30, 2012 and are estimates of the amounts which would be paid out to the executives upon such termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Robert W. Best	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination Without Cause($)	Termination Upon Change in Control($)
Cash Severance	—	—	—	—	3,130,793
Equity
Time-Lapse Restricted Stock Units	4,001,859	4,001,859	4,001,859	4,001,859	4,001,859
Performance-Based Restricted Stock Units	866,000	866,000	866,000	866,000	866,000
Total	4,867,859	4,867,859	4,867,859	4,867,859	4,867,859
Retirement Benefits
Pension Account Plan	566,151	566,151	566,151	566,151	644,474
Supplemental Executive Benefits Plan	13,518,617	16,894,537	16,894,537	16,894,537	16,894,537
Retirement Savings Plan	2,126,703	2,126,703	2,126,703	2,126,703	2,154,433
Total	16,211,471	19,587,391	19,587,391	19,587,391	19,693,444
Other Benefits
Health & Welfare	—	—	—	—	43,037
Total	21,079,330	24,455,250	24,455,250	24,455,250	27,735,133

Kim R. Cocklin	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination Without Cause($)	Termination Upon Change in Control($)
Cash Severance	—	—	—	—	4,542,885
Equity
Time-Lapse Restricted Stock Units	3,695,998	3,695,998	3,695,998	3,695,998	3,695,998
Performance-Based Restricted Stock Units	956,020	956,020	956,020	956,020	956,020
Total	4,652,018	4,652,018	4,652,018	4,652,018	4,652,018
Retirement Benefits
Pension Account Plan	110,731	226,545	110,731	110,731	173,456
Supplemental Executive Retirement Plan	13,105,603	8,741,009	8,441,219	8,441,219	13,605,754
Retirement Savings Plan	227,971	227,971	227,971	227,971	255,701
Total	13,444,305	9,195,525	8,779,921	8,779,921	14,034,911
Other Benefits
Health & Welfare	—	—	—	—	43,037
Total	18,096,323	13,847,543	13,431,939	13,431,939	23,272,851

Fred E. Meisenheimer	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination Without Cause($)	Termination Upon Change in Control($)
Cash Severance	—	—	—	—	1,957,769
Equity
Time-Lapse Restricted Stock Units	1,945,544	1,945,544	1,945,544	1,945,544	1,945,544
Performance-Based Restricted Stock Units	290,786	290,786	290,786	290,786	290,786
Total	2,236,330	2,236,330	2,236,330	2,236,330	2,236,330
Retirement Benefits
Pension Account Plan	257,710	257,710	257,710	257,710	336,033
Supplemental Executive Retirement Plan	6,236,173	5,768,316	5,768,316	5,768,316	5,768,316
Retirement Savings Plan	319,358	319,358	319,358	319,358	347,088
Total	6,813,241	6,345,384	6,345,384	6,345,384	6,451,437
Other Benefits
Health & Welfare	—	—	—	—	31,658
Total	9,049,571	8,581,714	8,581,714	8,581,714	10,677,194

Louis P. Gregory	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination Without Cause($)	Termination Upon Change in Control($)
Cash Severance	—	—	—	—	1,456,531
Equity
Time-Lapse Restricted Stock Units	1,424,156	1,424,156	1,424,156	1,424,156	1,424,156
Performance-Based Restricted Stock Units	202,780	202,780	202,780	202,780	202,780
Total	1,626,936	1,626,936	1,626,936	1,626,936	1,626,936
Retirement Benefits
Pension Account Plan	220,237	442,240	220,237	220,237	282,962
Supplemental Executive Retirement Plan	4,745,147	4,659,811	4,246,053	4,246,053	5,140,802
Retirement Savings Plan	539,114	539,114	539,114	539,114	566,844
Total	5,504,498	5,641,165	5,005,404	5,005,404	5,990,608
Other Benefits
Health & Welfare	—	—	—	—	58,929
Total	7,131,434	7,268,101	6,632,340	6,632,340	9,133,004

Michael E. Haefner	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination Without Cause($)	Termination Upon Change in Control($)
Cash Severance	—	—	—	—	1,351,363
Equity
Time-Lapse Restricted Stock Units	1,341,874	1,341,874	—	—	1,341,874
Performance-Based Restricted Stock Units	202,780	202,780	—	—	202,780
Total	1,544,654	1,544,654	—	—	1,544,654
Retirement Benefits
Pension Account Plan	64,446	311,528	64,446	64,446	113,099
Supplemental Executive Retirement Plan	4,591,816	2,676,964	—	—	4,524,340
Retirement Savings Plan	162,077	162,077	162,077	162,077	189,807
Total	4,818,339	3,150,569	226,523	226,523	4,827,246
Other Benefits
Health & Welfare	—	—	—	—	58,560
Total	6,362,993	4,695,223	226,523	226,523	7,781,823

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of five directors who are independent directors as required by and in compliance with all applicable listing standards of the NYSE as well as all applicable rules and regulations of the SEC, as discussed in the “Corporate Governance and Other Board Matters” section of this proxy statement. The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its detailed responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. A copy of the charter is available on the Corporate Governance page of the Company’s website.

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting processes of the Company, including systems of internal control over financial reporting and disclosure controls and procedures. Ernst & Young is responsible for (i) expressing an opinion, based on its audit, as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) expressing an opinion, based on its audit, on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements appearing in the Company’s 2012 Annual Report on Form 10-K with both management and Ernst & Young, which included a discussion of the critical accounting policies and practices used by the Company, and alternative treatments of financial information within generally accepted accounting principles, if any, and their effects, including the treatments preferred by the independent registered public accounting firm, if applicable. In addition, the Committee reviewed all other material communications between the Company and Ernst & Young.

Management has represented to the Audit Committee that the Company’s internal control over financial reporting is effective. The Audit Committee then reviewed and discussed management’s assessment with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young its report on the Company’s internal control over financial reporting as well as the matters required to be discussed under generally accepted auditing standards, including those matters set forth in Standard AU 380, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit Committee has received and reviewed the written disclosures and letter from Ernst & Young, which are required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence and discussed with Ernst & Young the firm’s independence. The Audit Committee also received and reviewed those disclosures related to the independence of the Company’s independent registered public accounting firm required by the provisions of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC. The Audit Committee has also considered the fees paid to Ernst & Young during the last fiscal year for audit and non-audit services and has determined that the non-audit services provided are compatible with the firm’s independence and are in compliance with applicable law.

The Audit Committee has also discussed with KPMG, which provides internal audit services to the Company, and Ernst & Young, the overall scope and plans for their respective audits. The Committee periodically meets with both firms, with and without management present, to discuss the results of their examinations, the assessments of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2012 for filing with the SEC. The Audit Committee has also appointed Ernst & Young as the Company’s independent registered public accounting firm for the 2013 fiscal year, which appointment will be submitted to our shareholders for their ratification at our 2013 annual meeting of shareholders.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Nancy K. Quinn, Chair

Ruben E. Esquivel

Robert C. Grable

Richard A. Sampson

Richard Ware II

PROPOSAL TWO—APPROVAL OF AMENDMENT TO

THE ANNUAL INCENTIVE PLAN FOR MANAGEMENT

Background of the Proposal

As noted above in “Annual Incentive Plan for Management,” beginning on page 42, the Incentive Plan was originally approved by our shareholders in 1999, and is intended to qualify for exemption from the deduction limitations of Section 162(m) of the Code by providing “performance-based compensation” to “covered employees,” who are defined under Section 162(m) as the CEO and the Company’s three other most highly compensated officers (other than the Company’s principal financial officer) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934. In order to qualify for this exemption, the regulations under Section 162(m) require that any changes in the material terms of the Incentive Plan be disclosed to and approved by the Company’s shareholders. For purposes of Section 162(m), the material terms of the Incentive Plan are the eligible employees, business criteria and maximum amount of compensation that may be paid in any performance period. To maintain the deductibility under Section 162(m) of performance-based compensation paid under the Incentive Plan, the Board recommends that our shareholders approve an amendment to the Incentive Plan that provides that the maximum cash award that may be made to a participant in the Incentive Plan for any performance period be increased from $1,000,000 to $2,000,000, the complete text of which is set forth in Appendix A to this proxy statement.

Reasons for the Proposal

Consistent with compensation practices in the natural gas distribution industry in which the Company competes for employees, a major component of the Company’s senior executive officers’ compensation is performance-based. The Company is requesting that our shareholders approve a change in the material terms of the Incentive Plan so that awards under the Incentive Plan (“162(m) Awards”) that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) will continue to be fully deductible by the Company. Under Section 162(m), the federal income tax deductibility of compensation paid to covered employees may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, the Company may deduct compensation paid to its covered employees in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). In addition to certain other requirements, in order for the 162(m) Awards to constitute “performance-based compensation,” any change in the material terms of the Incentive Plan must be disclosed to and approved by the Company’s shareholders.

The Incentive Plan was originally approved by our shareholders almost 14 years ago in February 1999, with compensation packages having increased substantially since that time, especially for key executives in our industry. Accordingly, as recommended by the HR Committee’s independent executive compensation consultant, the Company believes it is now necessary to increase the maximum amount that may be awarded in any performance period under the Incentive Plan in order for the Company’s compensation packages to remain competitive with other companies in our industry. The Company intends that 162(m) Awards continue to qualify for the exemption from the deduction limitations of Section 162(m). Accordingly, the Company is requesting our shareholders to approve an amendment to the Incentive Plan that will increase the maximum cash award to a participant in the Incentive Plan for any performance period, so that 162(m) Awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) will continue to be fully deductible by the Company.

Board Recommendation to Approve Amendment to the Annual Incentive Plan for Management

On November 6, 2012, the Board of Directors approved and adopted the amendment to the Incentive Plan, which is subject to the approval of our shareholders at the upcoming annual meeting of shareholders. The Board of Directors believes that the Incentive Plan, as amended, will continue to accomplish its purpose of promoting our interests and the best interests of our shareholders by attracting, motivating and retaining executives and senior managers. The amendment to the Incentive Plan is being submitted to our shareholders for their approval pursuant to the provisions of the Incentive Plan and to comply with Section 162(m). In accordance with Texas and Virginia law, under our bylaws, this proposal to approve an amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on the matter and present or represented by proxy at a meeting at which a quorum is present. In considering whether to vote for the approval of this proposal, shareholders should be aware that the Company’s executive officers have received awards under the Incentive Plan and will likely continue to receive awards during the term of the Incentive Plan. Failure of our shareholders to approve this proposal will not affect the rights of existing participants or the awards previously granted under the Incentive Plan. However, if our shareholders do not approve the Amendment, cash awards made to participants in the Incentive Plan in future years may not be deductible to the extent they exceed $1,000,000, meaning the Company would likely be limited in its ability to grant awards that are fully deductible for federal income tax purposes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT

TO THE ANNUAL INCENTIVE PLAN FOR MANAGEMENT.

PROPOSAL THREE—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2013. The firm of Ernst & Young (and its predecessors) has been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of Ernst & Young will be present at the annual meeting. The representatives of Ernst & Young will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

As a matter of good corporate governance, the Company submits the Audit Committee’s appointment of Ernst & Young as its independent registered public accounting firm to our shareholders for ratification each year. If the appointment of Ernst & Young is not so ratified, the Audit Committee will take into account the outcome of the vote in its future selection of an independent registered public accounting firm.

Audit and Related Fees

Fees for professional services provided by our independent registered public accounting firm, Ernst & Young, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2012	2011
	($ In thousands)
Audit Fees	3,148	3,062
Audit-Related Fees	55	56
Tax Fees	44	115
All Other Fees	—	—

Total Fees	3,247	3,233

Audit Fees.    Fees for audit services include fees associated with the annual audit, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q.

Audit-Related Fees.    Audit-related fees principally include fees relating to procedures performed in connection with the statutory audit of the Company’s wholly-owned subsidiary, Blueflame Insurance Services, Ltd., and the examination of the Illinois Annual Reconciliation of Over/Under Gas Recoveries.

Tax Fees.    Tax fees include fees relating to reviews of tax returns, tax consulting and assistance with sales and use tax filings and audits.

As discussed in “Audit Committee Pre-Approval Policy” on page 11, all professional services provided by Ernst & Young were pre-approved by the Audit Committee in accordance with its pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

PROPOSAL FOUR—NON-BINDING, ADVISORY VOTE

ON APPROVAL OF EXECUTIVE COMPENSATION

Background of the Proposal

We are required by Section 14A of the Securities Exchange Act to hold a separate non-binding, advisory shareholder vote to approve the compensation of our executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in our proxy statement (commonly known as the “Say on Pay” proposal). At our annual meeting of shareholders on February 9, 2011, our shareholders voted overwhelmingly to adopt the recommendation of our Board to vote on the Say on Pay proposal every year at our annual meeting. As a result, we will submit our Say on Pay proposal to our shareholders at each annual meeting until we are required to submit to our shareholders within the next four years another proposal on the frequency of the vote on the Say on Pay proposal.

Executive Compensation

As discussed above in the “Compensation Discussion and Analysis,” section of this proxy statement, beginning on page 27, the Board believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our executive officers with those of our shareholders. Our Board also believes that our executive compensation program provides our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that are based on the Company’s financial performance. As discussed above in “Elements of Executive Compensation” beginning on page 30, for fiscal 2012, about 79 percent of our President and Chief Executive Officer’s actual total direct compensation was performance-based, while the average for the other named executive officers was about 74 percent. These incentive plans are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which do not require the taking of an unreasonable amount of risk, as discussed above in “Compensation Risk Assessment,” beginning on page 11. Our shareholders overwhelmingly approved this executive compensation philosophy when they approved the executive compensation of our named executive officers at our last annual meeting. See “Additional Information on Executive Compensation,” beginning on page 35.

The HR Committee periodically reviews the Company’s overall approach to executive compensation to see that the Company’s current benefits, perquisites, policies and practices continue to be in line with the best practices of companies in the natural gas distribution industry and in Fortune 500 companies and to assist us with the hiring and retention of a high-quality management team. As a result, during the past several years, (as discussed above in “Compensation Discussion and Analysis,” beginning on page 27) the committee recommended changes to our executive compensation program, which changes were approved by the Board, as follows:

•

Reduction in premium paid from 50 percent to 20 percent of the value at the date of grant of time-lapse RSU’s granted to participants in our Incentive Plan who elect to convert all or a portion of their incentive payments to such equity grants. Also, reduction in premium from 10 percent to five percent of the value at the date grant of shares of bonus stock granted to participants who elect to convert all or a portion of their incentive payments to such equity grants;

•

Exclusion from the performance targets and actual performance attainment for both the Incentive Plan and performance-based RSU’s granted under the LTIP of any mark-to-market gains or losses recognized by the Company’s nonregulated operations;

•	Adoption of a clawback policy, which provides for the recoupment by the Company under certain circumstances of all incentive compensation paid to all our corporate officers and division presidents;

•	Adoption of a policy that prohibits hedging transactions in our common stock by employees and directors of Atmos Energy;

•

Imposition of a limit, at the target level of performance, on both short-term and long-term incentive compensation paid to our named executive officers if our Total Shareholder Return during the fiscal year or during the three fiscal year performance period is negative;

•	Elimination of any excise tax gross-up payments made by the Company, to our named executive officers, which may be due on payment of severance benefits paid in the case of a change in control; and

•

Enforcement of each restriction period through the end of such three-year restriction period on all equity grants under our LTIP to all recipients who have retired prior to the expiration of such restricted period.

The “Compensation Discussion and Analysis” discussion, beginning on page 27, includes additional details about our executive compensation program. This Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Atmos Energy Corporation approve, on an advisory basis, the compensation of its named executive officers for fiscal 2012, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the proxy statement of Atmos Energy Corporation.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the HR Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION

DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER MATTERS

Shareholder Proposals

In the event a shareholder intends to present a proposal at our annual meeting of shareholders on February 13, 2013, in accordance with the Company’s bylaws, the shareholder must be a shareholder of record on the record date, December 17, 2012, who shall continue to be entitled to vote at the annual meeting and who mails a notice of such proposal so that it is received by the Corporate Secretary at our principal executive offices by January 15, 2013 and includes the information required by the Company’s bylaws. In the event a shareholder intends to present a proposal at our 2014 annual meeting of shareholders, if such proposal is to be included in our proxy statement relating to such meeting, it must be received by the Corporate Secretary at our principal executive offices no later than August 23, 2013 and it must be prepared according to applicable law, as determined by the Company.

Other Business

We know of no other business that may come before the annual meeting. However, if any other matters are properly brought before the meeting by the management or any shareholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his judgment on such matters. The proxy confers discretionary authority to take action with respect to any such additional matters that may come before the meeting.

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2012, including the financial statements and the financial statement schedules included therein, accompanies this proxy statement. In addition, the exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. If you would like to receive a copy of these exhibits, please call Shareholder Relations at 972-855-3792 or mail your written request to Shareholder Relations, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205.

By Order of the Board of Directors,

Louis P. Gregory

Senior Vice President, General Counsel

and Corporate Secretary

Dallas, Texas

December 21, 2012

APPENDIX A

AMENDMENT NO. 2

TO THE

ATMOS ENERGY CORPORATION

ANNUAL INCENTIVE PLAN FOR MANAGEMENT

(as amended and restated February 10, 2011)

The shareholders of Atmos Energy Corporation (the “Company”) on February 9, 2011, approved the Atmos Energy Corporation Annual Incentive Plan for Management, as amended and restated effective February 10, 2011 (the “Plan”). The Plan was then amended by Amendment No. 1, effective as of September 30, 2011. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan, as amended. This Amendment No. 2 to the Plan, upon approval by the shareholders, will be effective as of February 14, 2013 (the “Effective Date”).

Subject to approval of the shareholders, the Board of Directors of the Company hereby amends Section 6.3 of Article 6 of the Plan to read in its entirety as follows:

6.3 Maximum Awards. The maximum cash Award that may be made to a Covered Participant under the Plan for any Performance Period shall be $2.0 million.

This Amendment No. 2, following approval of the shareholders, has been executed on the date set forth below, to be effective as of the Effective Date set forth above.

ATMOS ENERGY CORPORATION

By:
Kim R. Cocklin
President and Chief Executive Officer

Date:

A-1

ATMOS ENERGY CORPORATION C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also request electronic delivery of proxy materials on our website at www.atmosenergy.com.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M50512-P30879-Z58979                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATMOS ENERGY CORPORATION
The Board of Directors recommends you vote FOR the following listed nominees:
1.	ELECTION OF DIRECTORS	For	Against	Abstain

	Nominees:						For	Against	Abstain
	1a. Robert W. Best	☐	☐	☐		1i. Richard A. Sampson	☐	☐	☐
	1b. Kim R. Cocklin	☐	☐	☐		1j. Stephen R. Springer	☐	☐	☐
	1c. Richard W. Douglas	☐	☐	☐		1k. Richard Ware II	☐	☐	☐
	1d. Ruben E. Esquivel	☐	☐	☐	The Board of Directors recommends that you vote FOR proposals 2-4.
	1e. Richard K. Gordon	☐	☐	☐
	1f. Robert C. Grable	☐	☐	☐	2.	Proposal to amend the Company’s Annual Incentive Plan for Management.	☐	☐	☐
	1g. Thomas C. Meredith 1h. Nancy K. Quinn	☐ ☐	☐ ☐	☐ ☐	3.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	4.	Proposal for an advisory vote by shareholders to approve the compensation of the Company’s named executive officers for fiscal 2012 (“Say on Pay”).	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Summary Annual Report and Form 10-K are available at www.proxyvote.com.

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders

ATMOS ENERGY CORPORATION

February 13, 2013

-Please Detach and Mail in Envelope Provided-

M50513-P30879-Z58979

ATMOS ENERGY CORPORATION PROXY FOR ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 13, 2013

The undersigned hereby appoints Robert W. Best, Charles K. Vaughan and Nancy K. Quinn, or any of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held at 9:30 a.m., Central Standard Time on February 13, 2013, in the Pavilion Ballroom at the Belo Mansion, 2101 Ross Avenue, Dallas, TX 75201, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE THIS PROXY BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Address Changes/Comments: ___________________________________________________________________ _____________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side